Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ALTENERGY ACQUISITION CORP.

CAR TECH MERGER SUB, LLC,

and

CAR TECH, LLC

dated as of February 21, 2024

i

ii

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Shinyoung Restrictive Covenant Agreement
Exhibit D	Form of Shinyoung Exchange Agreement
Exhibit E	Form of Shinyoung License
Exhibit F	Form of Warrant Transfer and Option Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 21, 2024 (this “Agreement”), is made and entered into by and among AltEnergy Acquisition Corp., a Delaware corporation (“Parent”), Car Tech Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Car Tech, LLC, an Alabama limited liability company (the “Company,” and together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, Parent is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, prior to the Merger (as defined below), the Company will convert to a Delaware limited liability company pursuant to Section 10A-1-8.02 of the Alabama Limited Liability Company Law, as amended (the “ALLCL”), and Section 18-214 of the Delaware Limited Liability Company Act, as amended (the “DLLCA,” and such conversion, the “Conversion”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, following the Conversion and at the Effective Time (as defined below), (a) Merger Sub will merge with and into the Company, the separate limited liability company existence of Merger Sub will cease and the Company will be the surviving company and a wholly-owned subsidiary of Parent (the “Merger”), and (b) Parent will change its name to a name mutually-agreed upon by Parent and the Company.

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Effective Time all Company Units (as defined below) will be converted into the right to receive shares of Parent Post-Merger Common Stock (as defined below);

WHEREAS, each of the Parties intends that, for United States federal income tax purposes, (a) the Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of the Parties are to be parties under Section 368(b) of the Code, and (c) this Agreement, including any amendments hereto as well as any other agreements entered into pursuant to this Agreement, will constitute a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and Section 1.368-3(a);

WHEREAS, the Board (as defined below) of the Company has determined that this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, are in the best interests of the Company and the Company Members (as defined below), approved and declared advisable this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, and resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Conversion and the Merger, by the Company Members, in accordance with the ALLCL (such resolutions, the “Company Board Resolutions”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, within one (1) Business Day following the execution and delivery of this Agreement, each Company Member will execute and deliver to Parent a support agreement in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, the Company Members will agree to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Member Support Agreements”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Company Member has executed and delivered to Parent a lock-up agreement in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, such Company Member has agreed to (a) certain transfer restrictions with respect to (i) the shares of Parent Post-Merger Common Stock to be received by such Company in the Merger and (ii) the Parent Private Warrants (as defined below) to be transferred to such Company Member pursuant to the Warrant Transfer and Option Agreement (as defined below), and (b) certain special transfer restrictions, forfeiture provisions and other terms with respect to the Earnout Shares (as defined below) (collectively, the “Company Member Lock-Up Agreements”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Shinyoung Co., Ltd., a corporation organized in the Republic of Korea and Company Member (“Shinyoung”), has executed and delivered to Parent a restrictive covenant agreement in substantially the form attached hereto as Exhibit C, to be effective at the Effective Time (the “Shinyoung Restrictive Covenant Agreement”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Shinyoung has executed and delivered to Parent a contribution and exchange agreement in substantially the form attached hereto as Exhibit D, pursuant to which, among other things, Shinyoung has agreed to contribute all of the Shinyoung Indebtedness (as defined below) to the capital of the Company in exchange for Company Units prior to the Effective Time (the “Shinyoung Exchange Agreement”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Shinyoung has executed and delivered to Parent a license agreement in substantially the form attached hereto as Exhibit E, pursuant to which Shinyoung has granted a perpetual, royalty-free license to the Company with respect certain know-how owned by Shinyoung and used in the Company’s business, to be effective at the Effective Time (the “Shinyoung License”);

WHEREAS, (a) the Board of Parent has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and the Parent Stockholders, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the Parent Stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL,” and such resolutions, the “Parent Board Resolutions”), and (b) the Managing Member of Merger Sub, together with Parent, as the sole member of Merger Sub, have jointly determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and Parent, as the sole member of Merger Sub, and approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DLLCA (such resolutions, the “Merger Sub Manager Resolutions”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, within one (1) Business Day following the execution and delivery of this Agreement, AltEnergy Acquisition Sponsor, LLC, a Delaware limited liability company and the sponsor of Parent (the “Sponsor”), will execute and deliver to the Company a support agreement in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, the Sponsor will agreed to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Sponsor Support Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and B. Riley Principal Investments, LLC, the underwriter for Parent’s initial public offering (“B. Riley”), have executed and delivered to the Company Members a warrant transfer and option agreement in substantially the form attached hereto as

Exhibit F, pursuant to which, among other things, (a) the Sponsor has agreed to transfer 4,800,000 Parent Private Warrants held by the Sponsor (the “Warrant Consideration”) to the Company Members at the Effective Time, and (b) the Sponsor and B. Riley have granted to Shinyoung an option to purchase the remaining 7,200,000 Private Placement Warrants held by the Sponsor and B. Riley (the “Warrant Transfer and Option Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Sponsor and B. Riley has executed and delivered to the Company a lock-up agreement in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, each of the Sponsor and B. Riley has agreed to (a) certain transfer restrictions with respect to the Parent Securities (as defined below) held by the Sponsor and Parent Private Warrants held by B. Riley (as applicable) and (b) certain special transfer restrictions, forfeiture provisions and other terms with respect to 4,000,000 shares of Parent Post-Merger Common Stock to be held by the Sponsor as of immediately following the Effective Time (collectively, the “Sponsor Lock-Up Agreements”);

WHEREAS, at or immediately prior to the Effective Time, Parent shall (a) amend and restate the certificate of incorporation of Parent in a form reasonably satisfactory to the Company and Parent (as so amended and restated, the “Parent Post-Merger Charter”) and (b) amend and restate the bylaws of Parent in a form reasonably satisfactory to the Company and Parent (as so amended and restated, the “Parent Post-Merger Bylaws”); and

WHEREAS, prior to the Effective Time (as defined below), the Parties intend for Parent to enter into subscription agreements (each, a “PIPE Subscription Agreement”), pursuant to which investors (the “PIPE Investors”) will purchase shares of a newly-created class of nonredeemable preferred stock of Parent (the “PIPE Preferred Stock”) in a private placement to be consummated immediately prior to the Effective Time (the “PIPE Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries. Without limiting the generality of the foregoing, “Acquisition Proposal” shall include, as to Parent, other than the transactions contemplated hereby, any offer or proposal relating to a Business Combination by Parent.

“Action” means any lawsuit, claim, action, suit, audit, examination, complaint, charge, assessment, arbitration, mediation or inquiry, or any proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), pending by or before or otherwise involving any Governmental Authority.

“Additional Closing Certificates” has the meaning specified in Section 3.3(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Company Units” means the aggregate number of Company Units that are issued and outstanding immediately prior to the Effective Time.

“Aggregate Consideration” means the Share Consideration, plus the Warrant Consideration.

“Agreement” has the meaning specified in the Preamble hereto.

“ALLCL” has the meaning specified in the Recitals hereto.

“Alternative Transaction Structure” has the meaning specified in Section 2.6.

“Ancillary Agreements” means this Agreement, the Company Member Support Agreements, the Company Member Lock-Up Agreements, the Shinyoung Exchange Agreement, the Shinyoung License, the Shinyoung Restrictive Covenant Agreement, the Sponsor Support Agreement, the Sponsor Lock-Up Agreements, the Warrant Transfer and Option Agreement, the Confidentiality Agreement, the Company Closing Certificate, the Parent Closing Certificate and the Additional Closing Certificates.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“B. Riley” has the meaning specified in the Recitals hereto.

“Board” means, with respect to any specified Person, such Person’s board of directors or board of managers, as applicable.

“Business Combination” has the meaning specified in the Recitals hereto (which term, for the avoidance of doubt, has the same meaning specified for such term in Parent’s Governing Documents, as in effect on the date hereof).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.2(a).

“Closing Consideration” means $80,000,000, plus if applicable, the Parent Shortfall Amount. The Closing Consideration shall be paid in shares of Parent Post-Merger Common Stock pursuant to Section 3.2(a).

“Closing Date” has the meaning specified in Section 2.2(a).

“Closing Exchange Ratio” means a fraction equal to (a) the quotient of (i) the Closing Consideration divided by (ii) ten dollars ($10.00), divided by, (b) the Aggregate Company Units.

“Closing Filing” has the meaning specified in Section 11.12(c).

“Closing Press Release” has the meaning specified in Section 11.12(c).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other plan, policy, program, funding mechanism, reimbursement arrangement, or agreement (including any employment, individual independent contractor, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), vacation or other paid or unpaid leave, medical or other welfare, disability, fringe benefit, retiree benefit, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee of the Company, in each case, (a) which is maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is a party or has or may have any liability (whether actual or contingent), and (b) whether or not (i) subject to the Laws of the United States, (ii) in writing, (iii) subject to ERISA or (iv) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law (other than the Laws of the United States) and maintained by any Governmental Authority.

“Company Board Resolutions” has the meaning specified in the Recitals hereto.

“Company Certificate” has the meaning specified in Section 3.3(c).

“Company Cure Period” has the meaning specified in Section 10.1(c).

“Company Disclosure Letter” has the meaning specified in the introduction to ARTICLE IV.

“Company Financial Statements” has the meaning specified in Section 4.7(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Organization), Section 4.2 (No Subsidiaries), Section 4.3 (Due Authorization), subsections (a) and (b) of Section 4.4 (No Conflict), Section 4.6 (Capitalization of the Company) and Section 4.27 (Brokers’ Fees).

“Company Group” has the meaning specified in Section 11.18(b).

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Licensed-Intellectual Property” means Intellectual Property owned by any Person (other than the Company) that is used by the Company and not in the public domain.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger or its other obligations under this Agreement; provided, however, that solely for purposes of clause (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date hereof, (ii) any change in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including changes in interest rates or changes in economic, political, business or financial market conditions in or affecting the United States, or the global economy generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), outbreak of disease or illness or public health event (including any Pandemic) or change in climate, or the escalation of the foregoing, (v) any acts of terrorism or war, including sabotage or cyberterrorism, the outbreak or escalation of hostilities whether by the United States or others, geopolitical conditions, local, national or international political conditions, or the escalation of the foregoing, (vi) any failure of the Company to meet any projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet budgets, projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company operates (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (viii) the announcement of this Agreement, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company (for the avoidance of doubt, in each case only to the extent attributable to such announcement and not attributable to contractual provisions that explicitly provide for termination, notice or other rights in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (ix) the taking by the Company of any Pandemic Response Measures, or (x) any action that is consented to in writing in advance by Parent or Merger Sub; provided further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company, relative to similarly situated companies in the industry in which the Company conducts its operations, but only to the extent of the incremental disproportionate effect on the Company, relative to similarly situated companies in the industry in which the Company conducts its operations.

“Company Material Contract” has the meaning specified in Section 4.14(b).

“Company Member Approval” means the adoption of this Agreement and approval of the transactions contemplated hereby, including the Conversion and the Merger, by the affirmative vote or written consent of the Company Members holding at least a majority of the Company Units, voting as a single class, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Member Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Company Member Support Agreements” has the meaning specified in the Recitals hereto.

“Company Members” means the holders of Company Units.

“Company-Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or that was developed by or for the Company.

“Company Privacy Commitments” has the meaning specified in Section 4.23(a).

“Company Registered Intellectual Property” has the meaning specified in Section 4.15(a).

“Company Required Consents” means those consents, approvals or authorizations designated with an asterisk (*) on Section 4.4 or Section 4.5 of the Company Disclosure Letter.

“Company Source Code” has the meaning specified in Section 4.15(l).

“Company Transaction Expenses” has the meaning specified in Section 3.3(a).

“Company Transaction Expenses Certificate” has the meaning specified in Section 3.3(a).

“Company Units” means membership interests in the Company, designated as “Membership Units” in the limited liability company agreement of the Company (for greater clarity, including (i) prior to the Conversion, the limited liability company agreement of the Company under the ALLCL, and (ii) following the Conversion, the limited liability company agreement of the Company under the DLLCA).

“Company Written Consent” has the meaning specified in Section 8.2(c).

“Computer Hardware” means any computer hardware, equipment, and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment and peripheral devices the operations of which are dependent upon the execution of Software.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 20, 2023, between Parent and the Company.

“Constituent Companies” has the meaning specified in Section 2.1(a)

“Contracts” means any contracts, agreements, subcontracts, leases or purchase orders purporting to be legally binding.

“Conversion” has the meaning specified in the Recitals hereto.

“Conversion Certificates” has the meaning specified in Section 6.4(a).

“Conversion Effective Time” has the meaning specified in Section 6.4(b).

“Copyleft License” means a Contract containing terms that require as a condition of use, modification or distribution of any materials licensed therein that other materials that incorporate, are incorporated into or which incorporate, are derived from, linked to, or compiled, assembled or distributed with such materials be: (a) distributed or offered in source code form (if Software); (b) be licensed for the purpose of making derivative works therefrom; or (c) be offered, provided or redistributed at no charge.

“Creator” has the meaning specified in Section 4.15(f).

“Customer Data” means all information and data supplied or made available to the Company by a customer or prospective customer of or about any Person, or on such customer’s or prospective customer’s behalf, for Processing, and all information created or derived from or making use of such information or data, or otherwise in connection with services provided to or performed for such customer or prospective customer, or products sold or marketed to such customer or prospective customer. Customer Data includes all Personal Information of customer and prospective customer contacts and representatives, and those of their consumers and employees or prospective employees.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“Data Room” has the meaning specified in Section 1.2(g).

“DGCL” has the meaning specified in the Recitals hereto.

“Disabling Devices” means computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, ransomware, spyware, adware, scareware, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“DLLCA” has the meaning specified in the Recitals hereto.

“Dollars” or “$” means lawful money of the United States.

“Dorsey” has the meaning specified in Section 11.18(b).

“Dorsey Privileged Communications” has the meaning specified in Section 11.18(b).

“Earnout Consideration” means $40,000,000. The Earnout Consideration shall be paid in shares of Parent Post-Merger Common Stock pursuant to Section 3.2(b).

“Earnout Exchange Ratio” means a fraction equal to (a) the quotient of (i) the Earnout Consideration divided by (ii) ten dollars ($10.00), divided by, (b) the Aggregate Company Units.

“Earnout Shares” has the meaning specified in Section 3.2(b).

“Effective Time” has the meaning specified in Section 2.2(b).

“Employee PII” means all data and information pertaining to the Company’s current, former and prospective employees and independent contractors, including personally identifiable information, benefits and health care information maintained as part of the business.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Environmental Permits” has the meaning specified in Section 4.20(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company thereof would be or would have been at any date of determination occurring since January 1, 2017 deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(c).

“Extension Proxy Statement” has the meaning specified in Section 7.9(a).

“Extension Proposal” has the meaning specified in Section 7.9(a).

“Family Member” means, with respect to any natural person, such natural person’s spouse, sibling, ancestor, descendant, cousin, uncle, aunt, nephew, niece, great-uncle, great-aunt, great-nephew, or great-niece (including “step” relationships, “in-law” relationships, and adoptive relationships).

“Federal Securities Laws” means the U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound Intellectual Property License” has the meaning specified in Section 4.15(c).

“Incentive Plan” has the meaning specified in Section 7.4.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) obligations in respect of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) all obligations secured by a Lien (other than a Permitted Lien) on any property of such Person, and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to the following throughout the world: (a) patents, patent and provisional applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, including any patents issuing on any of the foregoing and any reissues, re-examinations, substitutes, supplementary protection certificates, and extensions of any of the foregoing; (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, brand names, other source or business identifiers, pending applications therefor, and internet domain names, together with the goodwill of the Company or its business symbolized by or associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) registered and unregistered copyrights, database and design rights, mask work rights and moral rights, whether or not registered or published, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship; (d) trade secrets, know-how, processes, and other confidential information; and (e) any other intellectual property rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intellectual Property Licenses” means all Inbound Intellectual Property Licenses and Outbound Intellectual Property Licenses.

“Interim Company Balance Sheet” has the meaning specified in Section 4.7(b).

“Interim Company Financial Statements” has the meaning specified in Section 4.7(b).

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company.

“Legal Proceeding” means any lawsuit, litigation, action, audit, suit, judgment, claim, proceeding or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceeding at law or in equity.

“Letter of Transmittal” has the meaning specified in Section 3.2(d).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Legal Proceeding or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Lookback Date” means January 1, 2021.

“Machine Learning Algorithm” means Software that has the ability to learn and adapt without following explicit instructions, including by analyzing and drawing inferences from perceived data patterns.

“Material Customer” has the meaning specified in Section 4.25(a).

“Material Supplier” has the meaning specified in Section 4.25(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Manager Resolutions” has the meaning specified in the Recitals hereto.

“Merger Sub Units” means membership interests in Merger Sub, designated as “Units” in the limited liability company agreement of Merger Sub.

“Morrison Cohen” has the meaning specified in Section 11.18(a).

“Morrison Cohen Privileged Communication” has the meaning specified in Section 11.18(a).

“Nasdaq” means the Nasdaq Global Market.

“Non-Redemption Agreements” means those certain non-redemption agreements, dated as of April 26 and April 27, 2023, by and among Parent, the Sponsor and certain unaffiliated third parties.

“OFAC” has the meaning specified in Section 4.28(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. Without limiting the generality of the foregoing, the term “Open Source License” shall include any Copyleft License.

“Open Source Materials” means any Software subject to an Open Source License.

“Outbound Intellectual Property License” has the meaning specified in Section 4.15(c).

“Outside Date” has the meaning specified in Section 10.1(i).

“Owned Real Property” means all real property owned by the Company.

“Owned Software” has the meaning specified in Section 4.15(n).

“Pandemic” means any a widespread occurrence of an infectious disease over a whole region, country or the world at a particular time, including SARS CoV-2 or COVID-19, and any evolutions or variants thereof.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, in each case, in connection with or in response to any Pandemic.

“Pandemic Response Measures” means any reasonable action, taken or omitted to be taken after the date hereof that is reasonably necessary or prudent in light of the circumstances to be taken in response to a Pandemic, including any Pandemic Measures, including the establishment of any commercially reasonable policy, procedure or protocol or to address the easing or removal of operating restrictions previously adopted to address a Pandemic.

“Parent” has the meaning specified in the Preamble hereto.

“Parent / Merger Sub Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Organization), Section 5.2 (No Subsidiaries), Section 5.3 (Due Authorization), subsections (a) and (b) of Section 5.4 (No Conflict), Section 5.6 (Capitalization of Parent) and Section 5.18 (Brokers’ Fees).

“Parent Board Resolutions” has the meaning specified in the Recitals hereto.

“Parent Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means prior to the Merger, the Parent Class A Common Stock and the Parent Class B Common Stock, and following the Merger, the Parent Post-Merger Common Stock.

“Parent Cure Period” has the meaning specified in Section 10.1(b).

“Parent Financial Statements” has the meaning specified in Section 5.7(c).

“Parent Group” has the meaning specified in Section 11.18(a).

“Parent Indemnified Parties” has the meaning specified in Section 7.8(a).

“Parent Material Adverse Effect” means a material adverse effect on Parent or Merger Sub or the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.

“Parent Post-Merger Bylaws” has the meaning specified in the Recitals hereto.

“Parent Post-Merger Charter” has the meaning specified in the Recitals hereto.

“Parent Post-Merger Common Stock” means the common stock, par value $0.0001 per share, of Parent, to be authorized under the Parent Post-Merger Charter.

“Parent Private Warrants” means the 12,000,0000 warrants sold by Parent to the Sponsor and B. Riley at the time of Parent’s initial public offering, with each such warrant entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock at a purchase price of $11.50 per share.

“Parent Public Warrants” means the warrants included as part of each Parent Unit sold by Parent in its initial public offering, with each such warrant entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock at a purchase price of $11.50 per share.

“Parent Required Consents” means any third party consents required to be obtained by Parent (for the avoidance of doubt, other than the Parent Stockholder Approval).

“Parent SEC Filings” has the meaning specified in Section 5.14.

“Parent Securities” has the meaning specified in Section 5.6(a).

“Parent Shortfall Amount” has the meaning specified in Section 9.4.

“Parent Shortfall Amount Certificate” has the meaning specified in Section 3.3(b).

“Parent Stockholder Approval” means (a) with respect to the approval and adoption of the Parent Post-Merger Charter, the affirmative vote of the holders of majority in voting power of outstanding Parent Common Stock and the affirmative vote of the holders of a majority in voting power of each of Parent’s Class B Common Stock, (b) with respect to the adoption and approval of this Agreement and Merger, the approval of the affirmative vote of the holders of a majority of the shares of Parent Common Stock that are voted at the Parent Stockholders’ Meeting, (c) with respect to the issuance of shares of Parent Post-Merger Common Stock, the stockholder approval required under the rules of Nasdaq; (d) with respect to the approval of the Incentive Plan, the approval of the affirmative vote of a majority of the votes cast, and (e) with respect to any Parent Transaction Proposals, the requisite vote as required by the Governing Documents of Parent, the DGCL or Nasdaq, as applicable.

“Parent Stockholder Redemption” means the election of an eligible (as determined in accordance with Parent’s Governing Documents) holder of Parent Class A Common Stock to redeem all or a portion of the shares of Parent Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Parent’s Governing Documents) in connection with the Parent Transaction Proposals.

“Parent Stockholders” means the stockholders of Parent.

“Parent Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Parent Transaction Expenses” has the meaning specified in Section 3.3(a).

“Parent Transaction Expenses Certificate” has the meaning specified in Section 3.3(a).

“Parent Transaction Proposals” means the (A) amendment and restatement of Parent’s certificate of incorporation in a form reasonably satisfactory to the Company and Parent, (B) adoption and approval of this Agreement and the Merger in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of shares of Parent Post-Merger Common Stock in connection with the Merger, (D) to the extent required by the Nasdaq rules, approval of the issuance of the shares of PIPE Preferred Stock in the PIPE Financing; (E) approval of the adoption by Parent of the Incentive Plan described in Section 7.4, (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (H) adjournment of the Parent Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Parent Units” means the units issued in Parent’s initial public offering, consisting of one (1) share of Parent Class A Common Stock and one half (1/2) of one (1) Parent Public Warrant.

“Parties” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” has the meaning specified in Section 6.3.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits, certifications, registrations, exemptions, clearances or certificates of a Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) with respect to real property, mortgages, defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of real property, and other restrictions and other similar charges or Liens that do not, in the aggregate, materially impair the value or materially interfere with the present use of such real property, (d) with respect to real property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, and (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information and data related to or capable of being used to identify, contact or locate a Person, device or household, including name, street address, telephone number, email address, photograph, payment information, social security number, driver’s license number, passport number, customer or account number or any information that is “personal information,” “personal data,” “personal identifiable information” or similar term under any applicable Law.

“PIPE Financing” has the meaning specified in the Recitals hereto.

“PIPE Investors” has the meaning specified in the Recitals hereto.

“PIPE Investors” has the meaning specified in the Recitals hereto.

“PIPE Minimum Proceeds” has the meaning specified in Section 9.3(f).

“PIPE Preferred Stock” has the meaning specified in the Recitals hereto.

“PIPE Commitments” means the aggregate amount of cash committed by PIPE Investors pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreement” has the meaning specified in the Recitals hereto.

“Privacy Laws” means applicable foreign and domestic Laws, guidelines, industry frameworks and codes of conduct binding on the Company or that the Company has otherwise represented in writing it complies with, in each case as applicable and in force from time to time, and as amended, consolidated, re-enacted or replaced from time to time, governing the Processing of Personal Information; data security; data breach; data breach notification; data protection; consumer protection; the requirements for website and mobile application privacy policies and practices; profiling and tracking; advertising and marketing; and email, messaging or telecommunications.

“Pro Forma Financial Statements” has the meaning specified in Section 6.3.

“Processing” means the receipt, collection, storage, use, security, transfer, disclosure or other operation or set of operations performed on Personal Information.

“Proprietary Materials” means Customer Data, Employee PII, trade secrets, know-how, and confidential information.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Real Property Leases” means all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments, terminations and modifications thereof.

“Related Party” means, with respect to a specified Person, any other Person that is an Affiliate, a Family Member, a director, a manager, a trustee, an officer, a key employee, a direct or indirect beneficial owner of voting interests representing at least ten percent (10%) of the outstanding voting power, a primary beneficiary, or a trust for the primary benefit, of such specified Person.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Representatives” means, with respect to any Person, the directors, managers, trustees, officers, employees, independent contractors, agents, attorneys, accountants, advisors and other representatives of such Person and of such Person’s Affiliates.

“Required Financial Statements” has the meaning specified in Section 6.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning specified in Section 4.23(c).

“Share Consideration” means the Closing Consideration, plus the Earnout Consideration.

“Shinwon” means Shin Won Ind. Co. Ltd., a corporation organized in the Republic of Korea and Affiliate of Shinyoung.

“Shinyoung” has the meaning specified in the Recitals hereto.

“Shinyoung Exchange Agreement” has the meaning specified in the Recitals hereto.

“Shinyoung Indebtedness” means, as of any point in time up to the Effective Time, all Indebtedness owed by the Company to Shinyoung or Shinwon or their respective Affiliates, including all Indebtedness outstanding under: (a) that certain Loan Agreement, dated December 27, 2022, in the original principal amount of $1,000,000, (b) that certain Loan Agreement, dated February 7, 2023, in the original principal amount of $800,000, (c) that certain Loan Agreement, dated February 23, 2023, in the original principal amount of $1,000,000, (d) that certain Loan Agreement, dated June 14, 2023, in the original principal amount of $11,000,000, (e) that certain Loan Agreement, dated July 7, 2023, in the original principal amount of $2,000,000, (f) that certain Loan Agreement, dated July 20, 2023, in the original principal amount of $400,000, (g) that certain Loan Agreement, dated July 22, 2023, in the original principal amount of $1,400,000, (h) that certain Loan Agreement, dated August 12, 2023, in the original principal amount of $600,000, (i) that certain Loan Agreement, dated September 2, 2023, in the original principal amount of $700,000, (j) that certain Loan Agreement, dated November 19, 2023, in the original principal amount of $1,800,000, (i) that certain Loan Agreement, dated September 4, 2023, in the original principal amount of $900,000, (k) that certain Loan Agreement, dated December 28, 2023, in the original principal amount of $1,383,000, and (l) those certain capital expenditure loans extended from January through March, 2024, in the aggregate original principal amount of $5,000,000.

“Shinyoung License” has the meaning specified in the Recitals hereto.

“Shinyoung Restrictive Covenant Agreement” has the meaning specified in the Recitals hereto.

“Signing Filing” has the meaning specified in Section 11.12(b).

“Signing Press Release” has the meaning specified in Section 11.12(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to any Person, an entity of which more than 50% of the voting power or value of the equity securities is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes, fees, assessments, or charges of any kind whatsoever imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Parent Breach” has the meaning specified in Section 10.1(b).

“Terminating Company Breach” has the meaning specified in Section 10.1(c).

“Third-Party Software Components” means any Software other than Open Source Materials that is not owned by the Company.

“Transaction Expenses” means, with respect to any Person, all out-of-pocket fees and expenses paid or payable by such Person or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) all change-in-control payments, transaction bonuses, deferred compensation, withdrawal liability under multiemployer plans, retention payments, severance or similar compensatory payments payable by such Person or such Person’s Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of such Person or Subsidiary in connection with the transactions contemplated hereby (whether or not tied to any subsequent event or condition, such as a termination of service), including the employer portion of payroll Taxes arising therefrom (but excluding, for clarity, any payments that become payable due to a termination of service following Closing); and (c) the portion of the fees payable by such Person pursuant to Section 8.3(c) and Section 8.2(a)(v); and (d) all amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by such Person or any of its Subsidiaries to any Affiliate of such Person or Subsidiary in connection with the consummation of the transactions contemplated hereby. For the avoidance of doubt, and without limiting the generality of the foregoing, (i) the Parent Transaction Expenses shall include: (A) all deferred or unpaid underwriting commissions and other fees relating to Parent’s initial public offering; (B) all costs, fees and payments in connection with the Extension Proposal, including any additional amounts required to be deposited into the Trust Account; (C) all fees and expenses incurred in connection with obtaining approval of Nasdaq under Section 7.3; (D) all fees, costs and expenses incurred in connection with or relating to the PIPE Financing or investor engagement as contemplated by Section 7.10; and (E) all fees and expenses incurred in connection with obtaining a fairness opinion as contemplated by Section 8.8; (ii) the Company Transaction Expenses shall not include any fees and expenses of the Company Members; and (iii) the Parent Transaction Expenses shall not include any fees and expenses of the Parent Stockholders, it being understood and agreed that, with respect to clauses (ii) and (iii) above, all fees and expenses of the Company Members or the Parent Stockholders to negotiate and prepare this Agreement and the Ancillary Agreements shall be deemed incurred on behalf of the Company or Parent, as applicable, and as such shall constitute Company Transaction Expenses or Parent Transaction Expenses, respectively.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.12.

“Trustee” has the meaning specified in Section 5.12.

“WARN Act” means the federal Workers Adjustment and Retraining Notification Act of 1988, as amended, and any similar state law.

“Warrant Consideration” has the meaning specified in the Recitals hereto.

“Warrant Transfer and Option Agreement” has the meaning specified in the Recitals hereto.

Section 1.2 Construction

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge of any of Jong Hoon Ha, Ki Youn Kim or Victor Park, or the knowledge that any of the foregoing individuals would have after making reasonable inquiry into the relevant matter, and (ii) the phrase “to the knowledge” of Parent shall mean the actual knowledge of any of Russel Stidolph or Jon Darnell, or the knowledge that any of the foregoing individuals would have after making reasonable inquiry into the relevant matter.

(f) As used herein, the term “actual fraud” means, with respect to any Person, actual and intentional fraud with respect to the making of the representations and warranties of such Person as set forth in this Agreement or in any Ancillary Agreement; provided, however, that such actual and intentional fraud of such Person shall only be deemed to exist only if (i) if such Person is the Company, any of Jong Hoon Ha, Ki Youn Kim or Victor Park,

or (ii) if such Person is Parent or Merger Sub, any of Russel Stidolph or Jon Darnell, had actual knowledge (as opposed to imputed or constructive knowledge) that the applicable representations and warranties made by such Person were actually breached when made, with the express intention that another Party rely thereon to such other Party’s detriment.

(g) As used herein, the phrase “made available” or similar terminology in the past tense means that the subject materials were (i) posted to the data room hosted by Digify (the “Data Room”), with respect to documents made available by the Company, (ii) included in the Parent SEC Filings, with respect to documents made available by Parent, or (iii) delivered to the appropriate Party via a method prescribed by Section 11.2, in each case at least two (2) Business Days prior to the date hereof.

ARTICLE II

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, following the Conversion and effective as of the Effective Time, the Parties shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving company in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), in a form reasonably satisfactory to the Company and Parent, executed by Merger Sub and the Company in accordance with the relevant provisions of the DLLCA. In reference to the Merger, Merger Sub and the Company are sometimes referred to herein as the “Constituent Companies.”

(b) Pursuant to the Merger, the separate limited liability company existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Effective Time, as the “Surviving Company”), shall continue its limited liability company existence under the DLLCA, as a wholly-owned subsidiary of Parent.

Section 2.2 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) as promptly as practicable, but in no event later than three (3) Business Days after the first date on which all conditions set forth in ARTICLE IX have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE IX of this Agreement, and provided this Agreement has not earlier been terminated in accordance with the terms herein, the Parties shall cause the Merger Certificate to be executed and duly submitted for filing on the Closing Date with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Parent and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

Section 2.3 Closing Deliveries.

(a) At the Closing, the Company will deliver or cause to be delivered to Parent:

(i) a certificate, duly executed by an authorized officer of the Company, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled as of the Closing Date (the “Company Closing Certificate”);

(ii) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with Treasury Regulations Section 1.897-2(h)(2);

(iii) a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Governing Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the Company Board Resolutions, (C) evidence that the Company Member Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Agreement to which the Company is or will be a party;

(iv) a certificate of good standing for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the Secretary of State of Delaware and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions; and

(v) copies of the Company Required Consents.

(b) At the Closing, Parent will deliver or cause to be delivered:

(i) to the Exchange Agent, the Share Consideration to be paid to the Company Members pursuant to Section 3.2;

(ii) to the Company Members, the Warrant Consideration in accordance with the Warrant Transfer and Option Agreement;

(iii) to the Company, a certificate, duly executed by authorized officer(s) of Parent and Merger Sub, certifying that, to the knowledge and belief of such officer(s), the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled as of the Closing Date (the “Parent Closing Certificate”);

(iv) a certificate executed by Parent’s and Merger Sub’s secretary or other executive officer certifying as to, and attaching, (A) copies of Parent’s and Merger Sub’s Governing Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the Parent Board Resolutions and the Merger Sub Manager Resolutions, (C) evidence that the Parent Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Agreement to which Parent or Merger Sub is or will be a party;

(v) a certificate of good standing for Parent certified as of a date no earlier than thirty (30) days prior to the Closing Date from the Secretary of State of Delaware and from each other jurisdiction in which Parent is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions;

(vi) copies of the Parent Required Consents, if any; and

(vii) to the Company, written resignations of all of the directors and officers of Parent and Merger Sub, effective as of the Effective Time (other than any such Persons identified as initial directors and officers of Parent after the Effective Time, in accordance with Section 2.5(b)).

(c) On the Closing Date, concurrently with the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds, to the appropriate Persons to whom such amounts are owed and without duplication, (i) the Parent Transaction Expenses (as set forth in the Parent Transaction Expenses Certificate) and (ii) the Company Transaction Expenses (as set forth in Company Transaction Expenses Certificate); provided, however, that any Company Transaction Expenses due to current or former employees, independent contractors, officers or managers of the Company shall be paid to the Company for further payment (net of any applicable withholding Tax) to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.4 Governing Documents.

(a) At the Effective Time, the certificate of formation of the Surviving Company shall be the certificate of formation of Merger Sub until thereafter amended as provided therein and under the DLLCA. The Parties shall take all actions necessary to ensure that, at the Effective Time, the operating agreement of the Surviving Company shall be the operating agreement of Merger Sub as in effect as of immediately prior to the Effective Time, until thereafter amended as provided therein or by the DLLCA.

(b) At or immediately prior to the Effective Time, Parent shall (a) amend and restate the certificate of incorporation of Parent to, among other things, change Parent’s name to a name mutually-agreed upon by Parent and the Company and eliminate the Parent Class A Common Stock and Parent Class B Common Stock designations, such that there are no separate classes of Parent Common Stock, in a form reasonably satisfactory to the Company and Parent, and (b) amend and restate the bylaws of Parent, to the extent deemed necessary by the Company and Parent, in a form reasonably satisfactory to the Company and Parent.

Section 2.5 Directors and Officers.

(a) The Parties shall take all actions necessary to ensure that the Persons identified as the managers and officers of the Surviving Company in accordance with Section 7.6 shall be the managers and officers of the Surviving Company from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Company until such manager’s or officer’s successor is duly elected or appointed and qualified, or until their earlier death, resignation or removal.

(b) The Parties shall take all actions necessary to ensure that the Persons identified as the directors and officers of Parent in accordance with Section 7.6 shall be the directors and officers of Parent from and after the Effective Time, each to hold office in accordance with the Governing Documents of Parent until such director’s or officer’s successor is duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 2.6 Tax Free Reorganization. The Parties intend that, for United States federal income tax purposes, (i) the Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of the Parties are to be parties under Section 368(b) of the Code, and (iii) this Agreement, including any amendments hereto as well as any other agreements entered into pursuant to this Agreement, will constitute a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and Section 1.368-3(a). Unless there is a change in applicable Law, or if Parent and Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Merger shall be reported by the Parties and their respective Affiliates for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall, and shall cause their Affiliates to, cooperate with the other Parties and their respective counsel to document and support the Tax treatment of each of the Conversion and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including in connection with the preparation and filing of Tax Returns and if the SEC requests or requires a tax opinion with respect to any discussion in the Registration Statement of the United States federal income tax consequences to the Company Members of the transactions contemplated by this Agreement, such tax opinion shall be provided by the Company’s tax advisor at the Surviving Corporation’s expense, and each Party shall use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent required by applicable tax law, Parent shall prepare and post online or otherwise file, in either case within forty-five (45) days of the Closing Date, an IRS Form 8937 reporting the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which Parent Stockholder Approval has been obtained, Parent and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned subsidiary of Parent, with such new limited liability company being the surviving company in such merger.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY UNITS; WARRANT CONSIDERATION

Section 3.1 Conversion of Company Units.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any Person, each Company Unit that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive such number of shares of Parent Post-Merger Common Stock equal to the applicable portion of the Share Consideration, as determined pursuant to Section 3.2(a) and Section 3.2(b).

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of any Person, each Merger Sub Unit that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one “Unit” of membership interest in the Surviving Company, as designated in the operating agreement of the Surviving Company, which “Units” in the Surviving Company shall be held by Parent.

Section 3.2 Exchange Procedures.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any Person, each Company Member shall be entitled to receive, in payment of their respective portion of the Closing Consideration, a number of shares of Parent Post-Merger Common Stock equal to (i) the Closing Exchange Ratio, multiplied by (ii) the number of Company Units held by such Company Member as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of any Person, each Company Member shall be entitled to receive, in payment of their respective portion of the Earnout Consideration, a number of shares of Parent Post-Merger Common Stock equal to (i) the Earnout Exchange Ratio, multiplied by (ii) the number of Company Units held by such Company Member as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share (the “Earnout Shares”).

(c) At least ten (10) Business Days prior to the Closing, Parent shall appoint an exchange agent (which, for the avoidance of doubt, may be Parent’s existing transfer agent) (the “Exchange Agent”) to act as the agent for the purpose of paying the Share Consideration to the Company Members. Prior to the Effective Time, Parent shall deposit with the Exchange Agent such number of shares of Parent Post-Merger Common Stock equal to the Share Consideration.

(d) At least ten (10) Business Days prior to the Closing, Parent shall send, or shall cause the Exchange Agent to send, to each Company Member whose Company Units were converted into the right to receive a portion of the Share Consideration pursuant to Section 3.1(a), a letter of transmittal in a customary form reasonably acceptable to the Company and Parent (each, a “Letter of Transmittal”). The Company shall use reasonable best efforts to cause the Company Members to return the completed and signed Letters of Transmittal at least five (5) Business Days prior to the Closing.

(e) The Exchange Agent shall deliver to each Company Member whose Company Units were converted into the right to receive a portion of the Share Consideration pursuant to Section 3.1(a), upon the later of (i) the Effective Time and (ii) delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal by such Company Member, a number of shares of Parent Post-Merger Common Stock equal to such portion of the Share Consideration, such delivery to occur in accordance with the Letter of Transmittal.

(f) Promptly following the date that is one (1) year after the Effective Time, Parent shall instruct the Exchange Agent to deliver to Parent all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Share Consideration that remains unclaimed shall be returned to Parent, and any Person that was a Company Member as of immediately prior to the Effective Time that has not exchanged his, her or its Company Units for an applicable portion of the Share Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such Company Units to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall cause Parent’s transfer agent to promptly deliver, such applicable portion of the Share Consideration. None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Share Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this ARTICLE III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Post-Merger Common Stock shall be issued as a result of the Merger.

Section 3.3 Additional Closing Certificates.

(a) At least five (5) Business Days prior to the Closing Date, (i) the Company shall deliver to Parent copies of invoices or other supporting documentation for all accrued and unpaid Transaction Expenses of the Company, whether payable on, prior to or after the Closing (“Company Transaction Expenses”), as well as a certificate, duly executed by an authorized officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”), and (ii) Parent shall deliver to the Company copies of invoices or other supporting documentation for all accrued and unpaid Transaction Expenses of Parent, whether payable on, prior to or after the Closing (“Parent Transaction Expenses”), as well as a certificate, duly executed by an authorized officer of Parent, setting forth in reasonable detail Parent’s good faith calculation of the aggregate amount of Parent Transaction Expenses (the “Parent Transaction Expenses Certificate”).

(b) At least five (5) Business Days prior to the Closing Date, Parent shall deliver to the Company copies of documentation in support of the amount of proceeds to be received in the PIPE Financing (for purposes of assessing whether the PIPE Financing will yield proceeds in an amount equal to or greater than the PIPE Minimum Proceeds), as well as a certificate, duly executed by an authorized officer of Parent, setting forth in reasonable detail Parent’s good faith calculation of the Parent Shortfall Amount, if any (the “Parent Shortfall Amount Certificate”).

(c) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a certificate (the “Company Certificate,” and together with the Company Transaction Expenses Certificate, the Parent Transaction Expenses Certificate and the Parent Shortfall Amount Certificate, the “Additional Closing Certificates”), duly executed by an authorized officer of the Company, setting forth in reasonable detail (i) the Company’s good faith calculation of (A) Closing Consideration, (B) the Closing Exchange Ratio, (C) the Earnout Consideration and (D) the Earnout Exchange Ratio, in each case calculated on a pro forma basis on the Closing Date, and (ii) and a list of the Company Members and their Company Units as of immediately prior to the Effective Time.

(d) Each Party that prepares an Additional Closing Certificate will provide the other Party with a reasonable opportunity to review and comment on such Additional Closing Certificate and to meet with Representatives of the preparing Party. The preparing Party shall consider any comments received by the other Party in good faith and shall make any appropriate adjustments to the Additional Closing Certificate (and corresponding adjustments to the calculations therein) prior to the Closing. Once the Additional Closing Certificates have been mutually approved by the Parties hereunder, the contents of the Additional Closing Certificates shall be final and binding upon the Parties for all purposes hereunder, except in the event of actual fraud.

Section 3.4 Warrant Consideration. At the Effective Time, pursuant to the Warrant Transfer and Option Agreement, the Sponsor shall transfer the Warrant Consideration to the Company Members, with each Company Member receiving its pro rata portion of the Warrant Consideration in accordance with the number of Company Units held by the Company Members as of immediately prior to the Effective Time.

Section 3.5 Withholding. Notwithstanding any other provision to this Agreement, Parent, the Company, the Surviving Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Parent, the Company, the Surviving Company or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made. Other than with respect to any compensatory payment subject to payroll withholding, the Parties shall, at the request of the intended recipient of a payment, reasonably cooperate in good faith to eliminate or reduce any such deduction or withholding to the extent reasonably permitted under applicable Law (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Parent and Merger Sub by the Company on the date hereof (the “Company Disclosure Letter”) (each Section of which, subject to Section 11.8, qualifies the correspondingly numbered and lettered representations in this ARTICLE IV), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company has been duly formed and is validly existing as a limited liability company under the Laws of its jurisdiction of formation and has the requisite limited liability company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date hereof and as previously made available by or on behalf of the Company to Parent, are true, correct and complete in all respects. The Company is not in violation of any provision of its Governing Documents in any material respect. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Letter lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business.

Section 4.2 No Subsidiaries. The Company has no Subsidiaries and does not own, directly or indirectly, any equity securities or other interests or investments, whether equity or debt, in any Person. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.3 Due Authorization.

(a) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be is a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of the Company, and no other proceeding on the part of the Company is necessary to authorize this Agreement and the applicable Ancillary Agreements (other than the Company Member Approval). This Agreement has been, and on or prior to the Closing, the applicable Ancillary Agreements will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and on or prior to the Closing, each applicable Ancillary Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) At a meeting duly called and held, the Board of the Company has unanimously approved, and has not rescinded, the Company Board Resolutions.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements described in Section 4.5, and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Company Material Contract, or terminate or result in the termination of any Company Material Contract, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, (e) constitute an event which, after notice or lapse of time or both, would result in any violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens), or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) through (f), to the extent that the occurrence of the foregoing would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Governmental Authorizations. No action or non-action by, notice to, consent, waiver, permit, approval or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, if any, the Exchange Act and the Securities Act (and any other applicable U.S. state securities Laws or Federal Securities Laws); (b) the filing of the Conversion Certificates in accordance with the ALLCA and the DLLCA; (c) the filing of the Merger Certificate in accordance with the DLLCA; and (d) as disclosed on Section 4.5 of the Company Disclosure Letter.

Section 4.6 Capitalization of the Company.

(a) Section 4.6(a) of the Company Disclosure Letter sets forth a true and complete statement as of the date hereof of (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding and (ii) the identity of the record and beneficial owners thereof. The equity securities of the Company (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (I) the Governing Documents of the Company and (II) any other applicable Contracts governing the issuance of such securities; and (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound. None of the equity securities of the Company were issued in violation of applicable securities Laws.

(b) Except as set forth on Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, compensatory equity award (including phantom equity and equity appreciation rights), warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for equity securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance or sale of additional equity securities, or for the repurchase or redemption of equity securities of the Company or the value of which is determined by reference to other equity securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any equity securities of the Company.

Section 4.7 Company Financial Statements.

(a) The Company has made available to Parent true, correct and complete copies of the audited condensed balance sheets of the Company as of December 31, 2021 and December 31, 2022, and the related audited condensed statements of operations and cash flows of the Company for each of the years then ended (collectively, the “Company Financial Statements”), which are attached as Section 4.7(a) of the Company Disclosure Letter. The Company Financial Statements (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to Parent true, correct and complete copies of the unaudited condensed balance sheet of the Company as of December 31, 2023 (the “Interim Company Balance Sheet”), and the related unaudited condensed statements of operations and cash flows of the Company for the twelve-month period then ended (collectively with the Interim Company Balance Sheet, the “Interim Company Financial Statements”), which are attached as Section 4.7(b) of the Company Disclosure Letter. The Interim Company Financial Statements (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) The Required Financial Statements, when delivered by the Company in accordance with Section 6.3, shall (i) be true, correct and complete, (ii) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (iii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iv) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company, as at the date thereof and for the period indicated therein, except as otherwise noted therein. The Required Financial Statements shall not be materially different from the Company Financial Statements.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

(f) Since the Lookback Date, the Company has not identified and has not received notice from the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management of the Company or other employees of the Company who have a role in the Company’s internal controls over financial reporting.

Section 4.8 Liabilities.

(a) Except as set forth on Section 4.8(a) of the Company Disclosure Letter, there is no liability, debt or obligation of or claim or judgment against the Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the Interim Company Balance Sheet, (b) that have arisen since the date of the Interim Company Balance Sheet in the ordinary course of business of the Company, (c) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the Ancillary Agreements (in each case which will be set forth in the Company Transaction Expenses Certificate) or (d) which would not be, or would not reasonably be expected to be, material to the Company.

(b) Except for Indebtedness as set forth on Section 4.8(b) of the Company Disclosure Letter, as of the date hereof, the Company does not have any Indebtedness and has not guaranteed any other Person’s Indebtedness.

Section 4.9 Absence of Changes. Since the date of the Interim Company Balance Sheet:

(a) except in connection with the transactions contemplated hereby or as set forth on Section 4.9 of the Company Disclosure Letter, (i) the Company has conducted its business in all material respects in the ordinary course of business, consistent with past practice, and (ii) the Company has not taken any action that would require the consent of Parent if taken during the Interim Period pursuant to Section 6.1; and

(b) there has not been any Company Material Adverse Effect.

Section 4.10 Compliance with Laws.

(a) The Company is, and since the Lookback Date has been, in compliance with all applicable Laws in all material respects, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Since the Lookback Date, the Company has not received written notice of (or to the knowledge of the Company, oral notice of), or been charged with, the violation of any Laws, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Anti-Corruption Compliance.

(a) Since the Lookback Date, neither the Company, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company.

Section 4.12 Litigation. Except as set forth on Section 4.12 of the Company Disclosure Letter, there are, and since the Lookback Date there have been, (a) no pending or, to the knowledge of the Company, threatened, Legal Proceedings against the Company or its properties or assets; and (b) no outstanding Governmental Orders imposed upon the Company; nor are any properties or assets of the Company bound or subject to any Governmental Order, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, none of the current or former officers, senior management or managers of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud in connection with their duties involving the Company.

Section 4.13 Taxes.

(a) Except as set forth on Section 4.13 of the Company Disclosure Letter, (i) all material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any applicable extensions); (ii) all such Tax Returns are true, complete and accurate in all material respects; (iii) all income Taxes and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid; (iv) all Taxes required to be withheld and paid to any Tax authority with respect to the Company have been timely and properly withheld and paid to the applicable Tax authority in all material respects; (v) there are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company; (vi) there is no claim, assessment, deficiency or proposed adjustment for any material amount of Tax that has been asserted in writing or, to the knowledge of the Company, orally, or assessed by any Governmental Authority against the Company that remains unresolved or unpaid; (vii) there are no ongoing, pending, or to the Company’s knowledge, threatened Legal Proceedings in writing with respect to any material Taxes of the Company, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company; and (viii) the Company has not taken any action, nor to the knowledge of the Company are there any facts or circumstances, that could reasonably be expected to prevent either the Conversion or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) There is no Action currently pending or, to the knowledge of the Company, threatened in writing against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.

(c) There are no Liens with respect to any Taxes upon any of the assets of the Company, other than Permitted Liens.

(d) There are no outstanding requests by the Company for any extension of time within which to pay any Taxes shown to be due on any Tax Return.

(e) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that could reasonably be expected to have a material impact on its Taxes following the Closing.

(f) The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(g) The Company has not any Liability for the Taxes of another Person that are not adequately reflected in the Company Financial Statements or the Interim Company Financial Statements (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(h) The Company has not requested, nor is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(i) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(j) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Conversion or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) To the Company’s knowledge, the Company is not required to include any item in, or exclude any item of deduction from, taxable income or pay a tax for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any adjustment pursuant to Code §481(a) by reason of a change in accounting method (and the Company does not have an application pending with the IRS or any other tax authority requesting permission for any change in accounting method) or by reason of use of an impermissible method of accounting; (B) any “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) any intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (D) any installment sale or open transaction disposition made on or prior to the Closing Date; (E) any prepaid amount or deferred revenue received on or prior to the Closing Date; (F) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (G) Code §951, §951A or §965 (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to amounts earned on or before the Closing Date, or (H) stimulus or relief programs under Coronavirus Aid, Relief, and Economic Security Act, and Families First Coronavirus Response Act (as the same may be amended or modified). including any PPP loans or deferred payroll taxes.

(l) For purposes of this Section 4.13, it is understood that Taxes shall be treated as “due and payable” on (and no earlier than) the last date upon which such Taxes are payable to a relevant Tax authority (i) without being considered to be delinquent and (ii) without being subject to additional fees, charges, penalties or interest for non-payment.

Section 4.14 Contracts.

(a) Section 4.14(a) of the Company Disclosure Letter contains a list of all Contracts described in clauses (i) through (xxi) below to which, as of the date hereof, the Company is a party or by which they are bound:

(i) each Contract providing for consideration payable to or by the Company of more than $500,000, in the aggregate, over the twelve (12)-month period ended September 30, 2023;

(ii) each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company, including any agreement or commitment for future loans, credit or financing;

(iii) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company since the Lookback Date, or under which the Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment;

(iv) each lease, rental or occupancy agreement, license, instalment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) each Contract involving the formation of a joint venture, partnership, limited liability company or similar arrangement with another Person;

(vi) each Contract that involves profit-sharing, which requires, or would reasonably be expected to require (based on any occurrence, development, or event contemplated by such Contract), aggregate payments to or from the Company in excess of $250,000 over the life of the Contract;

(vii) each Contract (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company, on the one hand, and Affiliates of the Company (other than the Company), the officers, directors, managers (or equivalents) of the Company, or any Family Member of the foregoing Persons, on the other hand;

(viii) each Contract with each current executive, officer, director or current employee of the Company with a title of Vice President or higher, or any Person serving in such capacity since the Lookback Date, other than offer letters, equity award agreements, and confidentiality and assignment agreements, in each case, that do not (A) differ materially from the form of such agreements provided to Parent or (B) provide for severance or change in control payments or benefits;

(ix) each Contract with any employee, officer, manager, director or consultant of the Company that provide for (A) annual compensation that may exceed $175,000, (B) change in control, retention, incentive compensation, deferred compensation, or similar payments or benefits upon, in connection with, accelerated by or triggered by the consummation of the transactions contemplated hereby, or (C) severance, termination or notice payments or benefits upon a termination of the applicable Person’s service with the Company (excluding payments and benefits mandated by applicable Law);

(x) each Contract under which the Company has advanced or loaned any amount to any of its current or former equity holders, directors, managers, officers, employees or other service providers, outside of advancements for expenses or in the ordinary course of business;

(xi) each Contract of the Company that (A) prohibits or limits the right of the Company to engage in or compete with any Person in any line of business in any material respect; (B) prohibits or restricts the Company’ ability to conduct their business with any Person in any geographic area; or (C) contains any other provisions restricting or purporting to restrict in any material respect the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Parent or any of its Affiliates after the Closing;

(xii) any collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of the Company;

(xiii) each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including Contracts, purchase orders and insertion orders entered into in the ordinary course of business, non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company (A) grants to a third Person the right to use Intellectual Property of the Company or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company (other than (I) Contracts granting nonexclusive rights to use commercially available off-the-shelf software subject to clickwrap agreements that are commercially available on standard terms to the public, (II) Open Source Licenses, (III) non-exclusive licenses for content or assets used in the products, services, or in the conduct of the business of the Company involving payments of less than $50,000 per year and (IV) employee confidentiality and invention assignment agreements;

(xiv) each Contract requiring capital expenditures by the Company after the date hereof in an amount in excess of $250,000 in any calendar year;

(xv) each Contract that (A) grants to any third Person any material “most favored nation rights” or similar provisions, obligations or restrictions, or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date hereof and requires aggregate future payments to the Company in excess of $250,000 in any calendar year;

(xvi) each Contract with any Person (A) pursuant to which the Company(or Parent or any of its Affiliates after the Closing) may be required to pay material milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company product or Intellectual Property;

(xvii) each Contract granting to any Person (other than the Company) a right of first refusal, first offer or similar preferential right to purchase or acquire equity securities in the Company;

(xviii) each Contract for the settlement or conciliation of an Action or Legal Proceeding or other dispute with a third party (A) the performance of which would involve any payments after the date hereof, (B) with a Governmental Authority or (C) that imposes any material, non-monetary obligations on the Company (or the Surviving Company after the Closing);

(xix) each Contract with Material Suppliers;

(xx) each Contract with Material Customers; and

(xxi) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xx) of this Section 4.14(a).

(b) All of the foregoing Contracts listed or required to be listed pursuant to Section 4.14(a) of the Company Disclosure Letter, together with all Intellectual Property Licenses, including all amendment and modifications thereto, are collectively referred to as “Company Material Contracts.” True, correct and complete copies of the Company Material Contracts have previously been made available to Parent. Each Company Material Contract is

(i) in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) represents the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represents the legal, valid and binding obligations of the counterparties thereto. Except as set forth on Section 4.14(b) of the Company Disclosure Letter, with respect to the Company Material Contracts, (A) the Company has performed in all material respects all obligations required to be performed by it to date under the Company Material Contracts, and none the Company nor, to the knowledge of the Company, any other party thereto is in breach of or default in any material respect under any such Contract, (B) during the 12 months prior to the date hereof, the Company has not received any written claim or written notice of termination or breach of or default in any material respect under any such Contract, (C) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default in any material respect under any such Company Material Contract by the Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (D) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract (for greater clarity, assuming the delivery of the Company Required Consents).

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter lists (i) each item of Intellectual Property that is registered or applied-for or filed with a Governmental Authority and is owned by the Company as of the date hereof, whether applied for or registered in the United States or internationally as of the date hereof (collectively, the “Company Registered Intellectual Property”), including jurisdiction and registration or application date, (ii) domain names and social media handles used by the Company, and (iii) any Intellectual Property which is unregistered and otherwise material to the Company. The Company is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all such Company Registered Intellectual Property is subsisting and is valid (or validly applied for) and enforceable. Except as set forth on Section 4.15(a) of the Company Disclosure Letter, no application for Company Registered Intellectual Property filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected. All maintenance and renewal fees in connection with Company Registered Intellectual Property have been made and all documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of prosecuting, perfecting and maintaining such Company Registered Intellectual Property.

(b) The Company owns exclusively, free and clear of all Liens (other than Permitted Liens) all Company-Owned Intellectual Property and has a valid right to use all other Intellectual Property reasonably necessary for or used in the continued conduct of the business of the Company. Except as set forth on Section 4.15(b) of the Company Disclosure Letter, the Company has not (i) transferred ownership of, (ii) agreed to transfer ownership of, (iii) permitted any Person to retain joint ownership of, (iv) granted any exclusive license to any Person with respect to, or (v) permitted to enter into the public domain, any material Intellectual Property that is or was Company-Owned Intellectual Property.

(c) Section 4.15(c) of the Company Disclosure Letter sets forth: (i) a list of all Contracts pursuant to which any Person has been granted any right or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property (each, an “Outbound Intellectual Property License”), other than (A) Contracts, purchase orders, insertion orders entered into in the ordinary course of business on the Company’s standard forms, copies of which have been provided to Parent, (B) non-disclosure agreements, (C) contractor services agreements and consulting services agreements that do not involve the creation or development of any Company-Owned Intellectual Property, and (D) marketing, printing or advertising Contracts containing incidental trademark licenses, and (ii) a list of all Contracts pursuant to which the Company receives any rights in any Company Licensed-Intellectual Property (each, an “Inbound

Intellectual Property License”); provided, however, that even though these will be considered Inbound Intellectual Property Licenses, the following shall not be required to be disclosed on Section 4.15(c) of the Company Disclosure Letter: (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf software subject to clickwrap agreements that are commercially available on standard terms to the public, (B) non-exclusive licenses for content or assets used in the products, services, or in the conduct of the business of the Company involving payments of less than $50,000 per year; and (C) employee confidentiality and invention assignment agreements.

(d) The Company has not infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person. Since January 1, 2017, no claim or action has been brought against the Company, and the Company has not received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property, (iii) inviting the Company to take a license under any Intellectual Property or consider the applicability of any patents to any products, services, or the conduct of the business of the Company, or (iv) otherwise claiming that the operation of the Company’s business, infringes, misappropriates or violates the Intellectual Property rights or any other rights of any Person (including any right to privacy or right of publicity) or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(e) To the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company-Owned Intellectual Property in any material respect. Since January 1, 2017, the Company has not brought any Legal Proceeding against any Person for infringement, misappropriation or violation of any of its Intellectual Property rights or sent any written notice, charge, complaint, claim or other assertion against any Person claiming infringement or violation by or misappropriation of any Company-Owned Intellectual Property.

(f) The Company take and have taken all commercially reasonable measures to protect the confidentiality of trade secrets, know-how, and other confidential information included in the Company-Owned Intellectual Property used in the business of the Company. Without limiting the generality of the foregoing, the Company has not disclosed any trade secrets, know-how, or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, or disclosure. The Company’ current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company-Owned Intellectual Property (each such person, a “Creator”) have executed and delivered to the Company a written legally binding agreement with customary terms restricting the use and disclosure of such confidential information. The Company has implemented and maintains commercially reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps to safeguard its confidential information and information technology systems used in the operation of the business of the Company, from unauthorized or illegal access and use or loss of confidentiality, integrity or availability. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any Proprietary Materials, Personal Information, or other confidential information of the Company to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(g) Each Creator who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property has entered into a proprietary information and invention disclosure and Intellectual Property rights assignment agreement with the Company that includes a present assignment to the Company all Intellectual Property authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company, and to the knowledge of the Company each such assignment agreement is enforceable against the respective Creator.

(h) To the knowledge of the Company, no employee of the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Company-Owned Intellectual Property or confidentiality provisions protecting trade secrets and confidential information comprising Company-Owned Intellectual Property.

(i) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company-Owned Intellectual Property and used in connection with the business.

(j) The Company is in compliance in all material respects with all applicable Laws relating to the ownership, registration or use of all Intellectual Property. None of the Company-Owned Intellectual Property and, to the knowledge of the Company, none of the Company Licensed-Intellectual Property is subject to any outstanding Governmental Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company, or affects the validity, use or enforceability of any such Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole.

(k) The Company is not bound by, and no Company-Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company-Owned Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company as conducted or planned to be conducted.

(l) The Company has not disclosed, delivered or licensed to any escrow agent or Person, agreed or obligated itself to disclose, deliver, license or make available to any escrow agent or Person, or permitted the disclosure or delivery to any escrow agent or other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company-Owned Intellectual Property (“Company Source Code”), and no other Person has the right, contingent or otherwise, to obtain access to or use any Company Source Code other than in the ordinary course of business. Without limiting the generality of the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a Person of any Company Source Code.

(m) With respect to the Software used or held for use in the business of the Company, to the knowledge of the Company, no such Software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or customers of the Company.

(n) The Company’ use and distribution of Company-Owned Intellectual Property comprising Software (“Owned Software”) and Open Source Materials in each case is in material compliance with all Open Source Licenses applicable thereto. The Company has not used any Open Source Materials in a manner that requires any Owned Software to be subject to Copyleft Licenses. No Company-Owned Intellectual Property has been created, in whole, in part, by, or making use of any Third-Party Software Components.

(o) The Company (i) possesses a current, accurate and complete copy of the source code to all Owned Software, and (ii) has in place and complies with adequate protocols and procedures designed to protect the Owned Software from disclosure to unauthorized Persons, including maintaining a secure source code repository, and for tracking access to, development and use of Owned Software by its own personnel and any other Person. The Company has not expressly authorized any Person to reverse engineer, disassemble, decompile or to take any other action that would allow such Person to discern or create source code of Owned Software.

(p) The Company-Owned Intellectual Property and the Company Licensed-Intellectual Property, constitutes all of the Intellectual Property rights used or held for use by the Company in the operation of its business, and, to the knowledge of the Company, all Intellectual Property necessary and sufficient to enable the Company to conduct its business as currently conducted in all material respects.

(q) The Company does not use Machine Learning Algorithms in such a manner as to compromise or disclose Personal Information or sensitive business data to unauthorized individuals.

(r) The Computer Hardware that, individually or in the aggregate is material to the Company’s business (i) does not contain any Disabling Devices, (ii) functions materially in accordance with its specifications and documentation, and (iii) has not suffered any material malfunction that was not remedied through the use of hardware maintenance and support protocols and procedures consistent with industry practices. Since January 1, 2017 there has been no repeated failures or repeated substandard performance of any Computer Hardware that have caused a material disruption to the Company’s business. No owned Computer Hardware is at its end of life stage or will be so within the next two (2) years.

(s) The Company has implemented and maintains commercially reasonable backup/redundancy controls designed to restore their respective information and data processing services, as well as adequate business continuity plans designed to preserve the ongoing ability to conduct its business, in each case, in the event of material disruptions. Such plans have been regularly tested and no such test has revealed any material deviation or flaws in such plans, except for such deviation or flaws that have been remedied.

(t) All publicly available websites operated as part of the business are materially compliant with, at a minimum, level A success criteria pursuant to the Worldwide Web Consortium’s Web Content Accessibility Guidelines version 2.1.

Section 4.16 Real Property

(a) Section 4.16(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Company has good and marketable fee simple title to such Owned Real Property and any improvements located thereon, free and clear of all Liens, except for Permitted Liens; (ii) except as set forth on Section 4.16(a) of the Company Disclosure Letter, the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) except as set forth on Section 4.16(a) of the Company Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of each parcel of Leased Real Property and the corresponding Real Property Lease, including the lessor, lessee, address, expiration date. The Company has made available to Parent true, correct and complete copies of each Real Property Lease. Except as set forth on the applicable subsection of Section 4.16(b) of the Company Disclosure Letter, with respect to each parcel of Leased Real Property:

(i) the Company holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens;

(ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no disputes with respect to such Real Property Leases;

(iii) there is no breach or default by the Company or, to the knowledge of the Company, any third party under any Real Property Lease, and, to the knowledge of the Company, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases;

(iv) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default thereunder;

(c) Except as set forth on the applicable subsection of Section 4.16(c) of the Company Disclosure Letter, with respect to each parcel of Owned Real Property or Leased Real Property:

(i) all of such Owned Real Property or Leased Real Property (including the buildings, structures, roof, foundation, and floors thereof) and the utilities (including water, sewer, electric, gas, and telephone), fixtures, building systems, and improvements serving the same) are structurally sound, in good operating condition and repair, and adequate for its use in the conduct of the business of the Company, in each case except for (A) damage and defects that are not in the aggregate material and (B) ordinary wear and tear;

(ii) the Company is not aware of and has not received notice of any violations of Law with respect to the Owned Real Property or Leased Real Property, and the Company has received all material approvals and permits from the applicable Governmental Authority with respect to the Company’s improvements to such Owned Real Property or Leased Real Property;

(iii) there are no contracts, covenants, conditions, restrictions, or easements applicable to such Owned Real Property or Leased Real Property that impose any material restriction on the ability of the Company to use and operate such Owned Real Property or Leased Real Property in the ordinary course of business consistent with past practice;

(iv) there are no oral contracts, offsets, forbearance programs, management contracts, leasing brokerage or finders’ contracts or fees or commissions in effect with respect to such Owned Real Property or Leased Real Property, in each case that either (A) are past due or (B) will become payable upon the Closing;

(v) as of the date hereof, no Person, other than the Company, has any right to use or occupy such Owned Real Property or Leased Real Property or any portion thereof, and the Company has not previously assigned, hypothecated or otherwise transferred its interest under the applicable deed or Real Property Lease; and

(vi) the Company has not received written notice of any current condemnation proceeding or proposed similar Action for taking in lieu of condemnation with respect to any portion of such Owned Real Property or Leased Real Property.

(d) The Company does not use, operate, occupy, or have an option or right to acquire any real estate, except for the Owned Real Property or Leased Real Property.

Section 4.17 Equipment and Other Tangible Property. The Company owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company are structurally sound and in good operating condition and repair, ordinary wear and tear expected, and are suitable for their present use.

Section 4.18 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Company Balance Sheet and (d) Liens set forth on Section 4.18 of the Company Disclosure Letter. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the Company’s business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted.

Section 4.19 Permits. The Company has obtained, and maintain, all of the material Permits reasonably required to permit the Company to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted, all of which are listed on Section 4.19 of the Company Disclosure Letter. Each material Permit is in full force and effect in accordance with its terms, no suspension, revocation, cancellation or termination of any material Permit is pending and (b) no written notice of suspension, revocation, cancellation or termination of any material Permit has been received by the Company. The Company is not in violation in any material respect of the terms of any material Permit, and the Company has not received any written or, to the knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Permit.

Section 4.20 Environmental Matters.

(a) The Company is, and (except for matters which have been fully resolved) since January 1, 2019 has been, in material compliance with all Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”). No Action is pending or, to the knowledge of the Company, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the knowledge of the Company, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits.

(b) There has been no release of any Hazardous Materials by the Company (i) at, in, on or under any Owned Real Property or Leased Real Property or in connection with the Company’s operations off-site of the Owned Real Property or Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company have been transported to, sent, placed or disposed of. To the Company’s knowledge, there are no Hazardous Materials located within any portion of the Owned Real Property or Leased Real Property.

(c) None the Company is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or clean-up of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Parent all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company with, or liability of the Company under, any Environmental Law.

Section 4.21 Labor Relations; Employees.

(a) (i) The Company is not or has at any time been a party to or bound by any collective bargaining agreement, or any similar agreement with a labor union, works council or other employee representative, (ii) no such agreement is being negotiated by the Company, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company. There has been no labor organization activity involving any employees of the Company. There is no pending, and since the Lookback Date there has been, no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company, and, to the knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to provide the basis of any such activity or dispute.

(b) The Company is, and since the Lookback date has been, in compliance in all material respects with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) Since the Lookback Date, the Company has not received (i) written or, to the knowledge of the Company, oral, notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written or, to the knowledge of the Company, oral, notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) written or, to the knowledge of the Company, oral, notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written or, to the knowledge of the Company, oral, notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written or, to the knowledge of the Company, oral, notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and no Legal Proceeding relating to the foregoing matters or any other employment or labor matters is pending or, to the knowledge of the Company, threatened, nor has any such Legal Proceeding occurred since the Lookback Date.

(d) The Company (A) has no, and has not had since the Lookback Date, any material liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, (B) has no, and has not had since the Lookback Date, any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice) and (C) is not delinquent in any payments to any employee or independent contractor for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or independent contractor.

(e) Except as set forth on Section 4.21(e) of the Company Disclosure Letter, (i) all officers, employees, independent contractors and other service providers of the Company are terminable at will by the Company upon not more than 30 days’ notice and without material cost or penalty to the Company, (ii) there is no current officer, executive, key employee or group of employees of the Company who has indicated in writing an intention to terminate such individual’s employment with the Company and (iii) to the knowledge of the Company, no officer, executive, key employee or group of employees has any plans to terminate his, her or their employment. To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company is in violation of (A) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or (B) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to the right of any such individual to work for or provide services to the Company or the knowledge or use of trade secrets or proprietary information.

(f) The Company is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by any officer, director, manager or employee of the Company. Since the Lookback Date, there have not been any internal investigations by or on behalf of the Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, manager or director of the Company. To the knowledge of the Company, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any employee, officer, manager or director thereof.

(g) Since the Lookback Date, the Company has not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the WARN Act or any similar state or local law relating to group terminations. The Company has sufficient employees to operate the business of the Company as currently conducted.

(h) Except as set forth on Section 4.21(h) of the Company Disclosure Letter, (i) all Persons who perform services for the Company are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States immigration Laws relating to the employment of non-United States citizens applicable in the state in which such Persons are employed, (ii) the Company has properly completed and retained a Form I-9 with respect to each of its current and past employees employed since January 1, 2018, and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its employees, and (iii) since January 1, 2018, the Company has not been the subject of an audit or a proceeding from the United States Department of Homeland Security, including Immigration and Customs Enforcement, (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

(i) The Company currently classify and have properly classified (i) each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and similar applicable Laws (as applicable), and (ii) each of its individual service providers as either employees or independent contractors in accordance with applicable Law and for the purpose of all Company Benefit Plans.

Section 4.22 Company Benefit Plans.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, (i) true, complete and correct copies of such Company Benefit Plan (or, if not written a written summary of its material terms), (ii) all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (iii) the three most recent Form 5500 (including all schedules thereto) required to have been filed with the Internal Revenue Service and all schedules thereto, (iv) the most recent Internal Revenue Service determination letter, (v) all current employee handbooks or manuals, (vi) all current summary plan descriptions, (vii) all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any oral communication) within the last calendar year, and (viii) all amendments and modifications to any such document.

(b) (i) Each Company Benefit Plan has been operated, funded and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan have been made or, to the extent not yet due, accrued and reflected in the Company’s financial statements to the extent required by GAAP in accordance with the terms of the Company Benefit Plan and applicable Law; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code and the trust (if any) forming a part thereof has received a favorable determination or opinion letter from the IRS as to its qualification and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There is no material Action pending or, to the knowledge of the Company, threatened, against any Company Benefit Plan or the assets of any Company

Benefit Plan (other than routine claims for benefits) and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material Action.

(c) No Company Benefit Plan is, and neither the Company or any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or has any liability (whether actual or contingent) with respect to, (i) a multiemployer pension plan (for purposes of Sections 4063, 4064 or 4066 of ERISA), (ii) a defined benefit pension plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits, or (vi) a welfare benefit plan that is self-insured. Neither the Company or any of its ERISA Affiliates has incurred or would reasonably be expected to incur any liability under Title I or Title IV of ERISA and no condition exists that would reasonably be expected to subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Lien or other Liability imposed by ERISA, the Code or other applicable Law. No assets of the Company are subject to any Lien under ERISA or the Code. There has been no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available with respect to any Company Benefit Plan. To the knowledge of the Company, no fiduciary, as described in Section 3(21) of ERISA, of any Company Benefit Plan has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(d) Except as set forth on Section 4.22(d) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby (either alone or in combination with another event) will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay, change of control payments, or any other compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other service provider, (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company to transfer or set aside any assets to fund any Company Benefit Plan, (iv) limit or restrict the Company’s rights to amend or terminate any Company Benefit Plan, (v) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. The consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will not give rise to any payment (or acceleration of vesting of any amount or benefit) that will be an “excess parachute payment” as defined in Section 280G of the Code.

(e) The Company do not have, and would not reasonably be expected to have, any material Liability for Taxes under Sections 4975 through 4980 or Sections 4980B through 4980H of the Code.

(f) Neither the Company nor any of its current or former employees or consultants has incurred any material Liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code, and no condition exists that would reasonably be expected to subject such Person to any material Liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Sections 409A(a)(1)(B) or 4999 of the Code.

(g) The Company has no legally binding plan or commitment to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan that would be reasonably expected to result in material Liabilities to the Company, except as may be required by applicable Laws.

Section 4.23 Privacy and Cybersecurity.

(a) The Company has, since January 1, 2017, been in material compliance with, (i) all applicable Privacy Laws, (ii) policies, notices, statements and representations relating to the Processing of Personal Information, and

(iii) any contractual commitment made by the Company that is applicable to Personal Information, contractual obligations concerning cybersecurity, data security and the security of the Company’s information technology systems, ((i)-(iii) together with Privacy Laws, the “Company Privacy Commitments”).

(b) The execution and delivery by the Company of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) require the delivery of any notice to or consent from any Person relating to Personal Information or (ii) conflict with or materially violate any Company Privacy Commitments.

(c) The Company has implemented and maintained, and has required its vendors and any other third Person with whom Personal Information is shared or who processes Personal Information on or on behalf of the Company’s behalf to implement and maintain, commercially reasonable technical, physical and organizational measures, security systems and technologies to protect such Personal Information and Proprietary Materials owned or controlled by the Company and Computer Hardware, networks, Software and systems used by the Company from loss, theft, unauthorized access, use, disclosure or modification (each such event, a “Security Incident”).

(d) The Company does not permit its customers to pay using credit or debit cards.

(e) There have been no Security Incidents, and to the knowledge of the Company, no circumstance has arisen, where the Company Privacy Commitments would require the Company to notify a Governmental Authority or other third Person of a Security Incident. There are no Actions by any Person pending to which the Company is a named party and, to the knowledge of the Company, no Actions have been threatened against the Company alleging a violation of any Company Privacy Commitments. To the knowledge of the Company, no facts or circumstances exist that would give rise to any such Action.

(f) The Company is currently, and has been since January 1, 2017, in material compliance with ISO/IEC 27001 security standards.

Section 4.24 Insurance. Section 4.24 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date hereof. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Parent. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under such insurance policies. Except as disclosed on Section 4.24 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.25 Customers and Suppliers.

(a) Section 4.25(a) of the Company Disclosure Letter sets forth a complete and correct list of the names of (i) the customers (with Affiliated customer groups being aggregated as one customer for such purpose) which contribute an aggregate amount of $500,000 or greater to the Company’s revenue for the twelve (12)-month period ending December 31, 2022 and the twelve (12)-month period ending December 31, 2023 (each such Person listed or required to be listed on Section 4.25(a) of the Company Disclosure Letter, a “Material Customer”), and (ii) the suppliers or vendors (with Affiliated supplier or vendor groups being aggregated as one supplier or vendor for such purpose) to which the Company makes aggregate payments in excess of $250,000 for the twelve (12)-month period ending December 31, 2022 and the twelve (12)-month period ending December 31, 2023 (each such Person listed or required to be listed on Section 4.25(a) of the Company Disclosure Letter, a “Material Supplier”).

(b) Except as set forth in Section 4.25(b) of the Company Disclosure Letter, (i) no Material Customer or Material Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, to the knowledge of the Company, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Material Customer or Material Supplier has during the last twelve (12) months decreased materially or, to the knowledge of the Company, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the knowledge of the Company, no Material Customer or Material Supplier intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Material Customer or Material Supplier, and (v) to the knowledge of the Company, the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements will not adversely affect the relationship of the Company with any Material Supplier.

Section 4.26 Related Party Transactions.

(a) Except as set forth on Section 4.26(a) of the Company Disclosure Letter, since the Lookback Date, no current or former Related Party of the Company, has taken any of the following actions, in each case whether directly or indirectly:

(i) been party to any Contract, transaction, or other relationship with the Company;

(ii) owned, or held any leasehold interest in or license to, any assets that are material to the conduct of the business of the Company; or

(iii) participated or engaged in any business or enterprise that is or was competitive with the business of the Company.

(b) Except as set forth on Section 4.26(b) of the Company Disclosure Letter, each Contract, transaction, or other relationship that is or should be set forth on Section 4.26(a) has been made on an arm’s-length basis on terms no less favorable to the Company than those that would have been obtained with a Person that is not a Related Party.

Section 4.27 Brokers’ Fees. Except as set forth on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of its Affiliates for which Parent, Merger Sub or the Company has or will have any obligation.

Section 4.28 Certain Business Practices.

(a) Neither the Company, nor to the knowledge of the Company, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts or entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Corruption of Foreign Public Officials Act (Canada) or the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor to the knowledge of the Company, any of its Representatives acting on its behalf, has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its managers or officers, nor, to the knowledge of the Company, any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company does not carry on business in any country sanctioned by OFAC.

Section 4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Agreements; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Parent Stockholders or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Parent or its Affiliates (for the avoidance of doubt, except to the extent expressly set forth in ARTICLE IV or in the Ancillary Agreements to which the Company is or will be a party).

Section 4.30 Non-Reliance. Notwithstanding anything contained in this ARTICLE IV or any other provision hereof, the Company acknowledges and agrees that the Company has made its own investigation of Parent and Merger Sub and that none of Parent, Merger Sub nor any of their Affiliates or Representatives has made or is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Parent or Merger Sub in ARTICLE V or in the Ancillary Agreements to which Parent or Merger Sub is or will be a party, including any implied warranty or representation as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent or Merger Sub. Without limiting the generality of the foregoing, it is understood that any financial or other projections or other predictions regarding the viability or likelihood of success of the business of Parent and Merger Sub as conducted after the Closing, in each case which may be contained or referred to in any materials (including any such materials reviewed by the Company pursuant to the Confidentiality Agreement) provided to the Company or any of its Affiliates or Representatives, are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE V or in the Ancillary Agreements to which Parent or Merger Sub is or will be a party.

Section 4.31 No Additional Representation or Warranties. Except as provided in this ARTICLE IV and the Ancillary Agreements to which the Company is or will be a party, neither the Company nor any of its Affiliates or Representatives, has made or is making any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any such information provided to Parent or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in any Parent SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub has been duly incorporated or formed, as applicable, and is validly existing as a corporation or limited liability company in good standing, as applicable, under the Laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority, as applicable, to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Parent’s and Merger Sub’s Governing Documents, in each case, as amended to the date hereof, previously made available by Parent to the Company, are true, correct and complete in all respects. Neither Parent nor Merger Sub is in violation of any provision of its Governing Documents in any material respect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. Each of Parent and Merger Sub is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 No Subsidiaries. All of the equity securities of Merger Sub are held directly by Parent. Parent has no Subsidiaries, other than Merger Sub, and does not own, directly or indirectly, any equity securities or other interests or investments, whether equity or debt, in any Person. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.3 Due Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which Parent or Merger Sub are or will be a party and to consummate the transactions contemplated hereby and thereby and perform all of their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Parent and by the Board of Merger Sub, and no other proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement and the applicable Ancillary Agreements (other than the Parent Stockholder Approval). This Agreement has been, and at or prior to the Closing, the applicable Ancillary Agreements will be, duly and validly executed and delivered by each of Parent and Merger Sub, and this Agreement constitutes, and on or prior to the Closing, each applicable Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity..

(b) At a meeting duly called and held, the Board of Parent has unanimously approved, and has not rescinded, the Parent Board Resolutions.

Section 5.4 No Conflict. Subject to the Parent Stockholder Approval, the execution and delivery of this Agreement by Parent and Merger Sub and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Parent or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Parent or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Governmental Authorizations. No Governmental Authorization is required on the part of Parent or Merger with respect to Parent’s and Merger Sub’s execution or delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, if any, the Exchange Act and the Securities Act (and any other applicable U.S. state securities Laws or Federal Securities Laws); or (b) the filing of the Merger Certificate in accordance with the DLLCA.

Section 5.6 Capitalization of Parent.

(a) As of the date hereof, the authorized capital stock of Parent consists of 111,000,000 shares, including (i) 100,000,000 shares of Parent Class A Common Stock, of which (A) 7,077,478 shares are issued and outstanding as of the date hereof, (B) 250,000 shares are reserved for issuance upon conversion of 250,000 shares of Parent Class B Common Stock pursuant to the Non-Redemption Agreements, (C) 12,000,000 shares are reserved for issuance upon exercise of the Parent Private Warrants and (D) 11,500,000 shares are reserved for issuance upon exercise of the Parent Public Warrants, (ii) 10,000,000 shares of Parent Class B Common Stock, 250,000 shares of which are issued and outstanding as of the date hereof, and (iii) 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of the date hereof ((i), (ii), and (iii) collectively, the “Parent Securities”). The foregoing represents all of the issued and outstanding Parent Securities as of the date hereof. All issued and outstanding Parent Securities (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (I) Parent’s Governing Documents, and (II) any other applicable Contracts governing the issuance of such securities; and (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound. None of the equity securities of Parent were issued in violation of applicable securities Laws.

(b) As of the date hereof, (i) the Sponsor is the record holder of (A) 5,500,000 shares of Parent Class A Common Stock, (B) Parent Private Warrants to acquire 11,600,000 shares of Parent Class A Common Stock and (C) 250,000 shares of Parent Class B Common Stock, and (ii) B. Riley is the record holder of Parent Private Warrants to acquire 400,000 shares of Parent Class A Common Stock. Except as set forth above, neither the Sponsor nor any of its Affiliates holds any Parent Securities.

(c) Except for Parent’s Governing Documents and this Agreement, there are no outstanding Contracts of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Except as set forth in this Section 5.6 or as contemplated by this Agreement or the Ancillary Agreements”, Parent has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Securities or the value of which is determined by reference to the Parent Securities, and there are no Contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its Parent Securities.

(d) The shares of Parent Post-Merger Common Stock comprising the Share Consideration are duly authorized and validly issued, fully paid and non-assessable and were issued in compliance in all material respects with all applicable state and Federal Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise bound.

Section 5.7 Internal Controls; Parent Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since October 28, 2021, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent Financial Statements for external purposes in accordance with GAAP, except as disclosed in Parent SEC Filings.

(b) Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as disclosed in the Parent SEC Filings, the financial statements of Parent contained in the SEC Reports as of the date hereof (the “Parent Financial Statements”) (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) As of the date hereof, except as disclosed in Parent SEC Filings, neither Parent (including any employee thereof) nor, to Parent’s knowledge, Parent’s independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent.

Section 5.8 Liabilities.

(a) Except for any fees and expenses payable by Parent or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Parent or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the Parent Financial Statements, (b) that have arisen since the date of the most recent balance sheet included in the Parent Financial Statements in the ordinary course of business of Parent and Merger Sub, (c) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the Ancillary Agreements (in each case which will be set forth in the Parent Transaction Expenses Certificate) or (d) which would not be, or would not reasonably be expected to be, material to Parent and Merger Sub, taken as a whole.

(b) Except as disclosed in the Parent SEC Filings, neither Parent nor Merger Sub has any Indebtedness or has guaranteed any other Person’s Indebtedness.

Section 5.9 Absence of Changes. Since the date of the most recent balance sheet included in the Parent SEC Filings:

(a) except in connection with the transactions contemplated hereby, Parent and Merger Sub have conducted their business in all material respects in the ordinary course of business, consistent with past practice; and

(b) there has not been any Parent Material Adverse Effect.

Section 5.10 Litigation. There are no pending or, to the knowledge of Parent, threatened Legal Proceedings against Parent or Merger Sub or their respective properties or assets, or, to the knowledge of Parent that, if adversely decided or resolved, would, individually or in the aggregate, be material to Parent, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. There is no outstanding Governmental Order imposed upon Parent or Merger Sub, nor are any assets of Parent’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, be material to Parent. As of the date hereof, each of Parent and Merger Sub is in compliance with all applicable Laws in all material respects. To the knowledge of Parent, none of the current or former officers, senior management or managers of Parent or Merger Sub have been charged with, indicted for, arrested for, or convicted of any crime involving fraud in connection with their duties involving Parent or Merger Sub.

Section 5.11 Business Activities.

(a) Since their respective dates of formation, neither Parent nor Merger Sub have conducted any business activities other than activities related to Parent’s initial public offering, the filing of Parent SEC Filings or directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had and would not reasonably be expected to have, individually or in the aggregate, Parent Material Adverse Effect.

(b) Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or any liabilities or Contracts that are disclosed in or are exhibits to the Parent SEC Filings, neither Parent nor Merger Sub are party to any Contract with any other Person that (i) would require payments by Parent or Merger Sub after the date hereof in excess of $50,000 in the aggregate or could reasonably be expected to result in the payment by Parent or Merger Sub of more than $50,000, (ii) may not be cancelled by Parent on less than 30 days’ prior written notice without payment of a material penalty or termination fee, (iii) could prohibit, prevent, restrict or impair in any material respect any business practice of the Company as its business is currently conducted or the Company from competing with any other Person or (iv) is otherwise material to Parent with respect to any individual Contract, other than with respect to the Parent Transaction Expenses.

Section 5.12 Trust Account. As of January 31, 2024, Parent had $17,669,491 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 2, 2021, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement, or modification is contemplated by Parent or, to the knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Parent holding shares of Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Governing Documents and the underwriters of Parent’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Parent Stockholder Redemptions. There are no claims or proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Governing Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Governing Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To Parent’s knowledge, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is exercising a Parent Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date (for the avoidance of doubt, disregarding any Trust Account proceeds applied for the payment of redemption amounts upon a Parent Stockholder Redemption or the payment of deferred underwriting compensation to the underwriter in Parent’s initial public offering).

Section 5.13 Taxes. (i) All material Tax Returns required to be filed by or with respect to Parent or Merger Sub have been timely filed (taking into account any applicable extensions); (ii) all such Tax Returns are true, complete and accurate in all material respects; (iii) all material Taxes due and payable (whether or not shown on any Tax Return) have been paid; (iv) all Tax withholding imposed with respect to Parent and Merger Sub have been satisfied in full in all material respects; (v) there are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Parent or Merger Sub; (vi) there is no claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or, to the knowledge of Parent, orally, or assessed by any Governmental Authority against Parent or Merger Sub that remains unresolved or unpaid; (vii) there are no ongoing or pending Legal Proceedings with respect to any material Taxes of Parent or Merger

Sub, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Parent or Merger Sub; (viii) Parent and Merger Sub have not taken any action and have not failed to take any reasonable action, nor to the knowledge of Parent are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and (ix) Merger Sub filed an election with the IRS on Form 8832 to be classified as an association taxable as a corporation effective on the date of the formation of Merger Sub, and Merger Sub has been classified as an association taxable as a corporation for U.S. federal income tax purposes during its entire existence. For purposes of this Section 5.13, it is understood that Taxes shall be treated as “due and payable” on (and no earlier than) the last date upon which such Taxes are payable to a relevant Tax authority (i) without being considered to be delinquent and (ii) without being subject to additional fees, charges, penalties or interest for non-payment.

Section 5.14 SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act, from October 28, 2021 through the date hereof (collectively, as they have been amended since the time of their filing through the date hereof, the “Parent SEC Filings”), except as otherwise disclosed in such Parent SEC Filings. Each of the Parent SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date hereof or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.15 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.16 Nasdaq Quotation. The Parent Class A Common Stock, the Parent Units, and the Parent Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “AEAE,” “AEAEU”, and “AEAEW”, respectively. Except as disclosed in the Parent SEC Filings, (i) Parent is in compliance in all material respects with the rules of Nasdaq and, (ii) as of the date hereof, there is no Action or proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention to deregister the Parent Class A Common Stock, the Parent Units, or the Parent Public Warrants or terminate the listing of Parent Class A Common Stock, the Parent Units, or the Parent Public Warrants on Nasdaq. None of Parent, Merger Sub nor their respective Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock, the Parent Units, or the Parent Public Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.17 Registration Matters. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Parent Stockholders and certain of the Company Members, as applicable, and at the time of the Parent Stockholders’

Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.18 Brokers’ Fees. Except for the deferred underwriting commissions described in the Parent SEC Filings and brokerage fees incurred in connection with the PIPE Financing, no broker, finder, investment banker or other Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Parent, Merger Sub or any of their respective Affiliates for which Parent, Merger Sub or the Company has or will have any obligation.

Section 5.19 Non-Reliance. Notwithstanding anything contained in this ARTICLE V or any other provision hereof, each of Parent and Merger Sub acknowledge and agree that they made their own investigation of the Company and that neither the Company nor any of its Affiliates or Representatives has made or is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV or in the Ancillary Agreements to which the Company is or will be a party, including any implied warranty or representation as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any financial or other projections or other predictions regarding the viability or likelihood of success of the business of the Company as conducted after the Closing, in each case which may be contained or referred to in any materials (including any such materials contained in the Data Room or any other “data room” (whether or not accessed by Parent or its Representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE IV or in the Ancillary Agreements to which the Company is or will be a party.

Section 5.20 No Additional Representation or Warranties. Except as provided in this ARTICLE V and in the Ancillary Agreements to which Parent or Merger Sub are or will be a party, none of Parent, Merger Sub nor any of their respective Affiliates or Representatives, has made or is making any representation or warranty whatsoever to the Company or its Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any such information provided to the Company or its Affiliates.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date hereof through the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE X (the “Interim Period”), the Company shall (except as required or explicitly permitted by this Agreement or the Ancillary Agreements, as required by Law or as consented to by Parent in writing, such consent not be unreasonably conditioned, withheld or delayed), operate the business of the Company in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve the ongoing business of the Company, including preserving the current relationships of the Company with customers, suppliers, and other Persons with which the Company has significant business relations; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Company may take any Pandemic Response Measures so long as the Company informs Parent of any such Pandemic Response Measures prior to the taking thereof and considers in good faith any suggestions or modifications from Parent with respect thereto. Without limiting the generality of the foregoing, the Company shall not (except as required or explicitly permitted by this Agreement or the Ancillary Agreements, as required by Law or as consented to by Parent in writing, such consent not be unreasonably conditioned, withheld or delayed, or as set forth in the applicable subsection of Section 6.1 of the Company Disclosure Letter):

(a) change, waive or amend the Governing Documents of the Company, or form or cause to be formed any new Subsidiary;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity securities of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any equity securities of the Company;

(c) make, declare, set aside, establish a record date for, or pay any dividend or distribution to the equity holders of the Company, or make any other distributions in respect of any of the equity securities of the Company;

(d) split, combine, reclassify, recapitalize or otherwise amend any terms of any equity securities of the Company;

(e) purchase, repurchase, redeem or otherwise acquire any issued and outstanding equity securities of the Company;

(f) enter into, materially amend or terminate (other than any expiration or renewal in accordance with its terms) any Company Material Contract, in each case other than in the ordinary course of business or pursuant to existing contractual commitments;

(g) sell, assign, transfer, convey, lease or otherwise dispose of, or subject to a Lien, any material tangible assets or material properties of the Company, except for any such transactions in the ordinary course of business;

(h) adopt any material benefit plans, other than as contemplated by this Agreement;

(i) acquire (including by merger, consolidation, or acquisition of equity securities or assets or any other business combination) any Person or division thereof;

(j) (i) make, revoke, or change any material election in respect of Taxes, (ii) amend or modify any filed Tax Return, (iii) change or request permission of any Tax authority to change any accounting method in respect of Taxes, (iv) enter into any closing agreement in respect of Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute;

(k) take any action, or fail to take any action, where such action or failure could reasonably be expected to prevent or impede the Conversion or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l) adopt a plan of, or otherwise enter into or effect, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(m) waive, release, settle, compromise or otherwise resolve any Legal Proceeding, except (i) in the ordinary course of business or (ii) where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000, individually or in the aggregate;

(n) incur or assume any Indebtedness (or guarantee any Indebtedness for borrowed money of another Person) or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the

Company (or guaranty any debt securities of another Person), other than (i) borrowings and the accumulation of interest under existing Indebtedness facilities in the ordinary course of business, (ii) entry into capital leases in the ordinary course of business, (iii) the incurrence of any Company Transaction Expenses and (iv) the incurrence of additional items of Indebtedness in the ordinary course of business that do not exceed $500,000 individually or $5,000,000 in the aggregate;

(o) grant to any Person rights to any material Intellectual Property, or dispose of, abandon or permit to lapse any rights to any material Intellectual Property, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, in accordance with the applicable registration period);

(p) make any capital expenditures, excluding (i) capital expenditures as set forth on Section 6.1(p) of the Company Disclosure Letter and (ii) additional capital expenditures in the ordinary course of business that do not exceed $500,000 individually or $5,000,000 in the aggregate;

(q) enter into, modify or amend any Contract with any broker, finder, investment banker or other Person, under which such Person will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(r) enter into or extend any collective bargaining agreement or similar labor agreement, recognize or certify any labor union, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company, appraise or oppose any union organizing campaign, settle any material grievances or unfair labor practice charges, file any unfair labor practice charges, or take any other action similar to the foregoing, in each case, with respect to the Company or its current or former employees;

(s) loan funds to any of the Company’s current or former equity holders, directors, officers, employees, independent contractors or other service providers, or enter into any other transaction with any of the foregoing Persons other than on an arm’s-length basis;

(t) (i) adopt, amend, modify, or terminate any Company Benefit Plan, except as required by applicable Laws, (ii) voluntarily accelerate payment or vesting of amounts or benefits or amounts payable or to become payable under any Company Benefit Plan or (iii) fail to make any required contribution to any Company Benefit Plan;

(u) (i) grant any increase in the compensation or benefits of any current or former director, officer, employee or independent contractor of the Company, other than in the ordinary course of business, (ii) extend employment to, or hire, any employee or officer providing for annual compensation in excess of $175,000 or (iii) terminate of any employee or officer earning annual compensation in excess of $175,000, other than for cause;

(v) implement any employee layoffs that could implicate the WARN Act;

(w) waive any material restrictive covenant obligation of any current or former director, manager, officer, employee or other service provider of the Company;

(x) make any change in financial accounting methods, principles or practices of the Company, except as may have been required by a change in GAAP or applicable Law, or to comply with SEC rules, regulations or guidance;

(y) (i) limit the right of the Company to (A) engage in any line of business or in any geographic area, (B) develop, market or sell products or services, or (C) compete with any Person, or (ii) grant any exclusive or similar rights to any Person, other than the entry into arrangements with sales representatives providing for exclusive territories in the ordinary course of business;

(z) terminate without a reasonably equivalent replacement, or amend in any manner that is materially detrimental, any insurance policy insuring the business of the Company;

(aa) make any payment (or repayment) on any portion of the Shinyoung Indebtedness, other than the Shinyoung Interest Payment (as defined in the Shinyoung Exchange Agreement); or

(bb) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. During the Interim Period, subject to confidentiality obligations that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is, in the opinion of legal counsel to the Company, subject to attorney-client privilege, the Company shall provide Parent and its Representatives with reasonable access (during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company) to all of its properties, books, records, Contracts, Tax Returns and appropriate officers and employees, in addition to all financial and operating data and other information concerning the affairs of the Company as such Representatives may reasonably request.

Section 6.3 Required Financial Statements.

(a) The Company shall use its reasonable best efforts to prepare and deliver, as soon as practicable, true, correct and complete copies of (i) the consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2022, and the related consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the Company’s independent public accountants, and (ii) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in initial filing of the Registration Statement (to the extent the Parties determine it is practicable to make such initial filing of the Registration Statement with such financial statements in light of financial statement staleness rules and other considerations).

(b) The Company shall use its reasonable best efforts to (i) prepare and deliver, as soon as practicable and in any event not later than March 31, 2024, true, correct and complete copies of (A) the consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2023, and the related consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the Company’s independent public accountants (collectively, the “PCAOB Audited Financial Statements”), and (B) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (the “Pro Forma Financial Statements” and, together with the PCAOB Audited Financial Statements, the “Required Financial Statements”), and (ii) promptly make any necessary amendments, restatements or revisions to the Required Financial Statements, including by providing any audited or unaudited financial statements for additional periods as required pursuant to rules and regulations of the SEC, such that they remain compliant through the date of completion of the offering pursuant to the Registration Statement and completion of the PIPE Financing.

(c) The Company shall use commercially reasonable efforts to promptly remedy or otherwise address any significant deficiency, material weakness or other issue with respect to the Company’s internal control over financial reporting or otherwise in the preparation of the Required Financial Statements, as identified by the Company’s accountants.

Section 6.4 Conversion.

(a) Upon the terms and subject to the conditions set forth in this Agreement, prior to the Merger, the Company shall convert to a Delaware limited liability company pursuant to Section 10A-1-8.02 of the ALLCL and Section 18-214 of the DLLCA. The Conversion shall be consummated in accordance with this Agreement and shall be evidenced by certificates of conversion with respect to the Conversion (as so filed, the “Conversion Certificates”), in forms reasonably satisfactory to the Company and Parent, executed and filed by the Company in accordance with the relevant provisions of the ALLCL and DLLCA.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE IX of this Agreement, and provided this Agreement has not earlier been terminated in accordance with the terms herein, the Company shall cause the Conversion Certificates to be executed and duly submitted for filing on the Closing Date with, as applicable, the Secretary of State of the State of Alabama in accordance with the ALLCL and the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Conversion shall become effective at the time when the applicable Conversion Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Parent and the Company in writing and specified in such Conversion Certificate (the “Conversion Effective Time”).

(c) At the Conversion Effective Time, the certificate of formation and the limited liability company agreement of the Company shall be in a form reasonably agreed to by the Parties prior to the Conversion Effective Time. Except as expressly provided otherwise herein, the Company shall effectuate the Conversion so as to minimize, the maximum extent possible, any corporate or other changes to the Company, including by providing for the same number of Company Units to be outstanding prior to and following the Conversion.

Section 6.5 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Parent, will be advised), of the restrictions imposed by Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Parent, communicate such information to any third party (other than as expressly permitted by the Confidentiality Agreement), take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.6 Roadshow Presentations. During the Interim Period, the Company shall, and shall cause its Representatives to, use reasonable efforts to engage with investors concerning the Company as reasonably requested by Parent upon reasonable advance notice (including having the Company’s senior management participate in any investor meetings and roadshows, as reasonably requested by Parent). Parent shall advance or, within two Business Days following written request by the Company or its Representatives, reimburse all reasonable and documented travel and other out-of-pocket expenses of the Company and its Representatives in connection with the foregoing. Notwithstanding the foregoing, the Parties acknowledge and agree that Parent shall remain primarily responsible for any such investor engagement.

Section 6.7 Tax Matters Cooperation. Each of the Parties shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax proceeding or audit. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.8 Third-Party Software. Prior to the Closing, to the extent the Company does not have a valid license or sublicense to use one or more items of third-party Software that is used in the Company’s business, the Company will secure a valid license or sublicense, as applicable, to use such Software.

ARTICLE VII

COVENANTS OF PARENT

Section 7.1 Parent Conduct of Business. During the Interim Period, Parent shall, and shall cause Merger Sub to (except as required or explicitly permitted by this Agreement or the Ancillary Agreements, as required by Law or as consented to by the Company in writing, such consent not be unreasonably conditioned, withheld or delayed), operate the business of Parent in the ordinary course consistent with past practice and comply with all obligations under Parent’s Governing Documents and the Trust Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall cause Merger Sub not to (except as required or explicitly permitted by this Agreement or the Ancillary Agreements, as required by Law or as consented to by the Company in writing, such consent not be unreasonably conditioned, withheld or delayed):

(a) change, waive or amend the Governing Documents of Parent or Merger Sub, or form or cause to be formed any new Subsidiary;

(b) (i) issue any Parent Securities or securities exercisable for or convertible into Parent Securities or (ii) grant any options, warrants or other equity-based awards with respect to Parent Securities not outstanding on the date hereof;

(c) make, declare, set aside, establish a record date for, or pay any dividend or distribution to the equity holders of Parent or Merger Sub, or make any other distributions in respect of any of the equity securities of Parent or Merger Sub;

(d) split, combine, reclassify, recapitalize or otherwise amend any terms of any equity securities of Parent or Merger Sub;

(e) purchase, repurchase, redeem or otherwise acquire any issued and outstanding equity securities of Parent or Merger Sub, other than a redemption of shares of Parent Class A Common Stock made as part of the Parent Stockholder Redemptions;

(f) other than as contemplated by this Agreement (including as necessary to consummate the PIPE Financing), enter into, amend, modify or terminate (other than expiration in accordance with its terms) any Contract with (i) any broker, finder, investment banker or other Person, under which such Person will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or (ii) any Affiliate of Parent or Merger Sub;

(g) sell, assign, transfer, convey, lease or otherwise dispose of, or subject to a Lien, any material tangible assets or material properties of Parent or Merger Sub or acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(h) hire any employees or adopt any benefit plans, other than as contemplated by this Agreement;

(i) merge or consolidate with any Person or division thereof;

(j) (i) make (except on an originally filed Tax Return) or change any material election in respect of material Taxes, (ii) materially amend or modify any filed material Tax Return, (iii) change or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l) adopt a plan of, or otherwise enter into or effect, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(m) waive, release, settle, compromise or otherwise resolve any Legal Proceeding, except (i) in the ordinary course of business or (ii) where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $50,000, individually or in the aggregate;

(n) incur or assume any Indebtedness (or guarantee any Indebtedness for borrowed money of another Person) or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or Merger Sub (or guaranty any debt securities of another Person), other than (i) borrowings from Sponsor on market terms to pay ordinary course fees and expenses (which, for the avoidance of doubt, may include fees and expenses in connection with this Agreement and the transactions contemplated hereby), (ii) borrowings and the accumulation of interest under existing Indebtedness facilities in the ordinary course of business and (iii) the incurrence of any Parent Transaction Expenses.

(o) waive any material restrictive covenant obligation of any current or former director, manager, officer, employee or other service provider of Parent or Merger Sub;

(p) make any change in financial accounting methods, principles or practices of Parent, except as may have been required by a change in GAAP or applicable Law, or to comply with SEC rules, regulations or guidance;

(q) engage in any activities or business, other than activities or business (i) in connection with or incident or related to Parent’s or Merger Sub’s continuing corporate or limited liability company existence, as applicable, (ii) those that are administrative or ministerial in nature or (iii) as contemplated by this Agreement (including the PIPE Financing); or

(r) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2 Parent Public Filings; Qualification as an Emerging Growth Company. During the Interim Period, Parent shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. During the Interim Period, Parent shall use commercially reasonable efforts to (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 7.3 Listing. During the Interim Period, Parent shall use best efforts to ensure Parent remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Parent Post-Merger Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Parent Post-Merger Common Stock, and the Company shall reasonably cooperate with Parent with respect to such listing. If reasonably requested in writing by the Company with sufficient notice prior to the Closing, Parent shall use commercially reasonable efforts to cause the Parent Post-Merger Common Stock to trade under a symbol determined by the Company commencing on the first Business Day after the Effective Time.

Section 7.4 Incentive Plan. Prior to the Closing Date, Parent shall approve and adopt an incentive equity plan, to be effective as of the Effective Time, on terms mutually acceptable to the Company and Parent (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “Incentive Plan”). Following the Effective Time, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Post-Merger Common Stock issuable under the Incentive Plan, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to the Incentive Plan remain outstanding.

Section 7.5 Parent Post-Merger Charter and Parent Post-Merger Bylaws. At or immediately prior to the Effective Time, Parent shall (a) amend and restate the certificate of incorporation of Parent to, among other things, change

Parent’s name to a name mutually-agreed upon by Parent and the Company and eliminate the Parent Class A Common Stock and Parent Class B Common Stock designations, such that there are no separate classes of Parent Common Stock, in a form reasonably satisfactory to the Company and Parent, and (b) amend and restate the bylaws of Parent, to the extent deemed necessary by the Company and Parent, in a form reasonably satisfactory to the Company and Parent.

Section 7.6 Directors and Officers.

(a) Unless otherwise agreed by the Company and the Sponsor prior to the Effective Time (including in the event any of the below-named individuals cannot serve as a director, in which case the Company or Parent, as applicable, shall designate a replacement prior to the Effective Time, subject to the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed), the Parties shall take all such actions as may be necessary or appropriate such that, immediately following the Effective Time, the Board of Parent shall consist of seven directors, including:

(i) five directors appointed by the Company, including (A) three directors who shall be “independent” under applicable Nasdaq and SEC rules and regulations (one of whom shall be Dohyung Kim, and two of whom shall be designated by the Company prior to the Effective Time, subject to the Sponsor’s prior written consent, not to be unreasonably withheld, conditioned or delayed) and (B) Hogap Kang and Jonghoon Ha; and

(ii) two directors appointed by the Sponsor, including (A) one director who shall be “independent” under applicable Nasdaq and SEC rules and regulations (and designated by the Sponsor prior to the Effective Time, subject to the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed) and (B) Russell Stidolph.

(b) The directors appointed pursuant to this Section 7.6 shall serve in such capacity in accordance with the terms of Parent’s Governing Documents following the Effective Time. Unless otherwise agreed by the Company and the Sponsor prior to the Effective Time, the Parties shall take all such actions as may be necessary or appropriate to establish staggered three year terms for service on the Board of Parent, with:

(i) Messrs. Kang and Stidolph holding initial three-year terms;

(ii) Messrs. Ha and Kim holding initial two-year terms; and

(iii) the remaining three individuals holding initial one-year terms.

(c) The Parties shall take all such actions as may be necessary or appropriate such that, immediately following the Effective Time, the Board of the Surviving Company shall consist of the managers of the Company as of immediately prior to the Effective Time, which managers shall serve in such capacity in accordance with the terms of the Surviving Company’s Governing Documents.

(d) The Parties shall take all such actions as may be necessary or appropriate such that, immediately following the Effective Time, the officers of Parent shall consist of such officers as are designated by the Company prior to the Effective Time, subject to the prior written consent of Parent, such consent not to be unreasonably conditioned, withheld or delayed, which officers shall serve in such capacity in accordance with the terms of Parent’s Governing Documents.

(e) The Parties shall take all such actions as may be necessary or appropriate such that, immediately following the Effective Time, the officers of the Surviving Company shall consist of the officers of the Company as of immediately prior to the Effective Time, which officers shall serve in such capacity in accordance with the terms of the Surviving Company’s Governing Documents.

Section 7.7 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in ARTICLE IX and provision of notice thereof to the Trustee, which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement: (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Parent Stockholders pursuant to the Parent Stockholder Redemptions, (B) pay any amount of deferred underwriter’s compensation payable to the underwriter in Parent’s initial public offering and (C) pay all remaining amounts then available in the Trust Account to Parent for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director, manager and officer of the (i) the Company (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (ii) Parent and Merger Sub (the “Parent Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Governing Documents in effect on the date hereof to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the generality of the foregoing, Parent shall, and shall cause its Subsidiaries to, (A) maintain for a period of not less than six (6) years from the Effective Time, provisions in its Governing Documents concerning the indemnification and exculpation of Parent’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the applicable provisions of the Governing Documents of the Company, Parent or their respective Subsidiaries, as applicable, in each case, as of the date hereof, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) On the Closing Date, Parent shall enter into customary indemnification agreements, in a form reasonably satisfactory to Parent and the Company, with the individuals to serve as directors, managers or officers of Parent or the Surviving Company pursuant to Section 7.6, which indemnification agreements shall continue in effect following the Closing.

(c) Unless otherwise agreed in writing by Parent and the Company prior to the Closing, for a period of six (6) years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Parent’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Parent or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Parent and all successors and assigns of Parent. In the event that Parent or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent shall succeed to the obligations set forth in this Section 7.8.

Section 7.9 Extension of Time to Consummate the Merger.

(a) Promptly following the date hereof, Parent shall prepare (with the Company’s reasonable cooperation) and, as soon as practicable thereafter, file with the SEC, a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) soliciting the approval of the Parent Stockholders to amend Parent’s Governing Documents to extend the period of time Parent is afforded under its Governing Documents to consummate a Business Combination for an additional amount of time as is reasonably determined by the Company and Parent to be necessary or advisable such that the Closing will occur prior to the date on which Parent must complete a Business Combination (the “Extension Proposal”). Parent shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC, and shall consider all comments of the Company in good faith. Parent (with the Company’s reasonable cooperation) will promptly respond to any SEC comments on the Extension Proxy Statement and will use reasonable best efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing.

(b) Parent shall include in the Extension Proxy Statement the recommendation of its Board that the Parent Stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither Parent’s Board nor any committee or agent or Representative thereof shall withdraw (or modify in a manner adverse to the Company) or propose to withdraw (or modify in a manner adverse to the Company) such recommendation that the Parent Stockholders vote in favor of the adoption of the Extension Proposal. Parent will use reasonable best efforts to obtain such approval of the Parent Stockholders.

Section 7.10 PIPE Financing.

(a) During the Interim Period, Parent shall use its commercially reasonable best efforts to solicit PIPE Investors to enter into PIPE Subscription Agreements, it being understood and agreed that (i) the identity of the PIPE Investors, (ii) the terms of the PIPE Subscription Agreements and (iii) the terms of the PIPE Preferred Stock to be sold thereby shall be acceptable to the Company in its reasonable discretion. Parent shall promptly deliver to the Company true, correct and complete copies of each PIPE Subscription Agreement entered into by Parent. During the Interim Period, neither Parent nor the Company shall enter into any Contract with a prospective PIPE Investor without the prior written consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed.

(b) Notwithstanding anything to contrary contained in this Agreement, nothing contained in this Section 7.10 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Parent be deemed to construe or require, Parent to (i) bring any enforcement action against any PIPE Investor to enforce its rights under the applicable PIPE Commitments, (ii) seek or accept PIPE Commitments on terms adverse to or less favorable than those set forth in the PIPE Subscription Agreements or (iii) agree to waive any term or condition of this Agreement or amend or waive any term of the PIPE Subscription Agreements. Under no circumstances shall Parent or its Affiliates or Representatives be obligated to provide any PIPE Commitments.

(c) During the Interim Period, the Company shall, and shall cause its appropriate officers and employees to, use commercially reasonable efforts to cooperate in connection with the arrangement of the PIPE Commitments as may be reasonably requested by Parent. Such commercially reasonable efforts may include (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary materials for actual and potential PIPE Investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the PIPE Commitments (which shall not include pro forma financial information), (iii) providing the Company Financial Statements and such other financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with the PIPE Commitments, (iv) furnishing Parent upon reasonable advance notice customary documentation and other information under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Commitments.

(d) The Parties acknowledge and agree that Parent shall remain primarily responsible for arranging the PIPE Commitments and consummating the PIPE Financing. As such, and notwithstanding the obligations of the Company set forth in Section 7.10(c), (i) such requested cooperation of the Company shall not unreasonably interfere with the ongoing operations of the Company, (ii) neither the Company nor any of its Affiliates or Representatives shall be required to execute or enter into or perform any agreement with respect to the PIPE Commitments, or to take any action that would subject such Person to actual liability, to bear any cost or expense or to provide any indemnity with respect to the PIPE Commitments (other than (A) any customary management representation and authorization letter in connection with marketing materials contemplated by the PIPE Commitments and (B) customary obligations of the Surviving Company that are contingent upon the Closing and which would not be effective prior to the Closing) and (iii) Persons who are on the Board of the Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the PIPE Commitments. Under no circumstances shall the Company, the Company Members or their respective Affiliates or Representatives be obligated to provide any PIPE Commitments or forfeit, transfer or modify the terms of the Aggregate Consideration, or any portion or component thereof, in connection with the PIPE Financing.

(e) All costs, fees and expenses in connection with the PIPE Financing will be borne by Parent (and such costs, fees and expenses shall constitute Parent Transaction Expenses upon the Closing). As such, Parent shall advance or, within two Business Days following written request by the Company or its Representatives, reimburse all reasonable and documented travel and other out-of-pocket expenses of the Company and its Representatives in connection with their respective obligations under this Section 7.10

(f) Following the execution of any PIPE Subscription Agreement, Parent shall use its commercially reasonable best efforts to satisfy the conditions to the applicable PIPE Investor’s obligations thereunder and to consummate the transactions contemplated thereby. Parent shall not terminate, or amend or waive in any material respect any PIPE Subscription Agreement without the Company’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed, other than (i) as expressly provided for by the terms of the PIPE Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the applicable PIPE Investors.

(g) Parent shall give the Company prompt notice of: (i) any request from a PIPE Investor for any amendment to its PIPE Subscription Agreement; (ii) any actual, threatened or anticipated breach or default by any PIPE Investor under its PIPE Subscription Agreement (to the extent of Parent’s knowledge thereof); and (iii) the receipt of any written notice or other written communication from any PIPE Investor with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such PIPE Investor under its PIPE Subscription Agreement.

(h) The obligations of the Parties under this Section 7.10 shall not survive the Closing.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Non-Solicit. During the Interim Period, each Party shall not, and shall cause their Representatives not to, directly or indirectly: (a) (i) solicit, initiate or enter into any negotiations or discussions with any Person, (ii) provide any non-public information concerning such Party or any of its Subsidiaries to any Person, or

(iii) afford to any Person access to the business, properties, assets or personnel of the Company, in each case in connection with an Acquisition Proposal; (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement, whether written or oral, in connection with an Acquisition Proposal; or (c) otherwise knowingly facilitate any such negotiations, discussions, productions or agreements, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal. Immediately following the execution of this Agreement, each Party shall, and shall cause their Representatives acting on their behalf, to terminate any negotiations, discussions, productions or agreements with any Person conducted prior to the date hereof in connection with an Acquisition Proposal.

Section 8.2 Proxy Statement/Registration Statement; Stockholder and Member Approvals.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (A) Parent and the Company shall jointly prepare mutually acceptable materials, which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Parent Stockholders relating to the Parent Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Post-Merger Common Stock comprising the Share Consideration (collectively, the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Parent shall use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, members and other equity holders, and information regarding such other matters as may be reasonably necessary or reasonably requested in connection with the Proxy Statement/Registration Statement, any current report on Form 8-K pursuant to the Exchange Act required in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application to be made by or on behalf of Parent, the Company or their respective Subsidiaries to Nasdaq or any other regulatory authority in connection with the transactions contemplated by this Agreement (collectively, the “Offer Documents”).

(ii) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, if practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Parent and the Company shall use its reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent, which is required or is otherwise reasonably desirable to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders.

(v) The Company, on the one hand, and Parent, on the other, shall be responsible for and pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Offer Documents, other than the fees and expenses of advisors (which will be borne by the Party incurring such fees).

(b) Parent Stockholder Approval. Parent shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Parent Stockholders in compliance with applicable Law, (ii) solely with respect to the Parent Transaction Proposals, duly give notice of and convene and hold a meeting of its stockholders in accordance with Parent’s Governing Documents and Nasdaq Listing Rule 5620(b) (the “Parent Stockholders’ Meeting”), for a date no later than 30 Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Parent Common Stock to vote in favor of each of the Parent Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect a Parent Stockholder Redemption. Parent shall, through its Board, recommend to the Parent Stockholders the Parent Transaction Proposals, and include such recommendation in the Proxy Statement, and the Board of Parent shall not withdraw, amend, qualify or modify its recommendation to the Parent Stockholders that they vote in favor of the Parent Transaction Proposals. Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and submit for approval the Parent Transaction Proposals, in each case in accordance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Stockholders’ Meeting; provided, however, that the Parent Stockholders’ Meeting (A) may not be adjourned to a date that is more than 15 days after the date for which the Parent Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall not be held later than three (3) Business Days prior to the Outside Date. Parent agrees that it shall provide the holders of shares of Parent Class A Common Stock the opportunity to elect redemption of such shares of Parent Class A Common Stock in connection with the Parent Stockholders’ Meeting, as required by Parent’s Governing Documents.

(c) Company Member Approval. As promptly as practicable, and in any event within five (5) Business Days, after the date hereof, the Company shall obtain and deliver to Parent the Company Member Approval in the form of an irrevocable written consent (the “Company Written Consent”), executed and delivered by the Company Members (pursuant to the Company Member Support Agreements) in accordance with the Company’s Governing Documents and applicable Law.

Section 8.3 HSR Act; Other Governmental Authority Matters. In connection with the transactions contemplated hereby, the Company and Parent shall comply promptly, but in no event later than ten Business Days after the date hereof, with the notification and reporting requirements of the HSR Act, if applicable. The Company and Parent shall substantially comply with any Antitrust Information or Document Requests. The Company and Parent shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(a) With respect to each of the above filings, and any other Actions by or on behalf of Governmental Authorities, the Company and Parent shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (ii) cooperate fully with the other Party in the defense of such matters. To the extent not prohibited by applicable Law, the Company shall promptly furnish to Parent, and Parent shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, however, that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide Parent and its counsel, and Parent agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(b) Notwithstanding the foregoing, nothing in this Section 8.3 shall require, or be construed to require, any Party or any of their respective Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any of their respective assets, businesses or interests; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.

(c) The Company, on the one hand, and Parent, on the other, shall be responsible for and pay 50% of the filing fees payable to the Antitrust Authorities, if any, in connection with the transactions contemplated hereby.

Section 8.4 Transaction Litigation. During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other Party promptly after learning of any equity holder demand, or threat thereof, or other equity holder Legal Proceeding, examination, arbitration, mediation or inquiry, whether or not before any Governmental Authority and including derivative claims, relating to this Agreement or any of the transactions contemplated hereby (collectively, “Transaction Litigation”), in any case commenced or to the knowledge of Parent or the Company, as applicable, threatened in writing against (a) in the case of Parent, Parent, any of Parent’s controlled Affiliates or any of their respective officers, directors, managers, employees, stockholders or members (in their capacity as such) or (b) in the case of the Company, the Company, any of the Company’s controlled Affiliates or any of their respective officers, directors, managers, employees, stockholders or members (in their capacity as such). Parent and the Company shall each (i) keep the other Party reasonably informed regarding any Transaction Litigation, (ii) give the other Party the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Party in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other Party’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other Party with respect to any Transaction Litigation. In no event shall (A) the Company, its controlled Affiliates or any of their respective officers, directors, managers, employees, stockholders or members settle or compromise any Transaction Litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, or (B) Parent, any of Parent’s controlled Affiliates or any of their respective officers, directors, managers, employees, stockholders or members settle or compromise any Transaction Litigation without the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.5 Support of Transaction. Without limiting any covenant contained in ARTICLE VI or ARTICLE VII, Parent and the Company shall, and shall cause their respective Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties, including any Governmental Authority, that any of Parent, the Company or their respective Affiliates are required to obtain to consummate the Merger and (b) take such other action as may be reasonably necessary, or as another Party may reasonably request, to satisfy the conditions of ARTICLE IX, or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby, in each case as soon as practicable and subject to applicable Law.

Section 8.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with ARTICLE X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in ARTICLE IX to fail. No notification given by the Company or Parent under this Section 8.6 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company, Parent or Merger Sub contained in this Agreement. The failure by the Company or Parent to give notice under this Section 8.6 shall not be deemed to be a breach under this Section 8.6, unless such breach is knowing.

Section 8.7 Confidentiality. The Parties shall treat all nonpublic information provided or obtained in connection with this Agreement (including in connection with the inspection provisions of Section 6.2) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement, and otherwise shall continue to comply with the Confidentiality Agreement; provided, however, that the Confidentiality Agreement shall not apply to the extent necessary to complete and file the Offer Documents.

Section 8.8 Fairness Opinion. The Parties acknowledge and agree that Parent may seek a fairness opinion with respect to the transactions contemplated by this Agreement.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent and the Company:

(a) the Parent Stockholder Approval shall have been obtained;

(b) the Company Member Approval shall have been obtained;

(c) there shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger (for the avoidance of doubt, provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties with respect to the transactions contemplated hereby);

(d) any waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) (i) the Registration Statement shall have become effective under the Securities Act, (ii) no stop order suspending the effectiveness of the Registration Statement shall have been issued and (iii) no proceedings for that purpose shall have been initiated or threatened by the SEC (other than any such proceedings which have been withdrawn);

(f) (i) the shares of Parent Post-Merger Common Stock to be issued in connection with the Merger, shall have been approved for listing on Nasdaq, (ii) immediately following the Effective Time, Parent shall satisfy any applicable continuing listing requirements of Nasdaq and (ii) Parent shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time;

(g) after giving effect to all Parent Stockholder Redemptions, Parent shall have net tangible assets of at least $5,000,001 after giving effect to the consummation of the Merger; and

(h) Shinyoung shall have provided a customary notice filing concerning the Merger with the Bank of Korea, as required by applicable Law, and shall have received confirmation from the Bank of Korea that such notice filing has been accepted.

Section 9.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception), and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects as of such earlier date, except for, in each case in this clause (ii), inaccuracies or omissions that, individually or in the aggregate, have not had, and would not have, a Company Material Adverse Effect;

(b) each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) the Company shall have delivered, or caused to be delivered, to Parent the deliverables set forth in Section 2.3(a);

(d) the Company Member Lock-Up Agreements shall remain in full force and effect;

(e) the Shinyoung Restrictive Covenant Agreement shall remain in full force and effect;

(f) the transactions contemplated by the Shinyoung Exchange Agreement shall have been consummated;

(g) the Shinyoung License shall remain in full force and effect;

(h) the Conversion shall have been consummated; and

(i) no Company Material Adverse Effect shall have occurred between the date hereof and the Closing.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the Parent / Merger Sub Fundamental Representations shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), and (ii) each of the representations and warranties of Parent contained in this Agreement other than the Parent / Merger Sub Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects as of such earlier date, except for in each case in this clause (ii), inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b) each of the covenants and agreements of Parent and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Parent shall have delivered, or caused to be delivered, to the Company and the Exchange Agent, as applicable, the deliverables set forth in Section 2.3(b);

(d) the Sponsor Lock-Up Agreements shall remain in full force and effect;

(e) the Warrant Transfer and Option Agreement shall remain in full force and effect;

(f) Parent shall have received at least $50,000,000 in proceeds from the PIPE Financing on terms reasonably acceptable to the Company (the “PIPE Minimum Proceeds”); and

(g) prior to the Effective Time, and in accordance with the Non-Redemption Agreements, (i) the Sponsor shall have surrendered and forfeited to the Company for no consideration 250,000 shares of Parent Class B Common Stock (after which there shall be no shares of Parent Class B Common Stock outstanding), and (ii) Parent shall have issued to the appropriate unaffiliated third parties 250,000 shares of Parent Class A Common Stock.

Section 9.4 Parent Shortfall Amount. If the Company elects to waive Parent’s satisfaction of the condition set forth in Section 9.3(f) because, for whatever reason, Parent failed to receive proceeds from the PIPE Financing in an amount equal to the PIPE Minimum Proceeds (the amount of such shortfall, the “Parent Shortfall Amount”), then the Closing Consideration shall be adjusted as contemplated by the definition of “Closing Consideration.” Notwithstanding anything to the contrary contained in this Agreement, any proceeds of the PIPE Financing raised from PIPE Investors based in Asia or Canada who are introduced to Parent by the Company or its Affiliates or Representative shall be disregarded for purposes of calculating any Parent Shortfall Amount.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by the mutual written consent of the Parties;

(b) by written notice of the Company to Parent if there is a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied as of the Closing (a “Terminating Parent Breach”); provided, however, that if any such Terminating Parent Breach is reasonably likely to be curable by Parent, then for a period of up to 20 days after receipt by Parent of notice of such breach (or such shorter period of time that remains between the date of such notice and the Outside Date), but only so long as Parent exercises reasonable best efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period;

(c) by written notice of Parent to the Company if there is a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied as of the Closing (a “Terminating Company Breach”); provided, however, that if any such Terminating Company Breach is reasonably likely to be curable by the Company, then for a period of up to 20 days after receipt by the Company of notice of such breach (or such shorter period of time that remains between the date of such notice and the Outside Date), but only so long as the Company exercises reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(d) by written notice of the Company to Parent if the Parent Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice of Parent to the Company if the Company Member Approval has not been obtained in accordance with Section 8.2(c);

(f) by written notice by the Company to Parent if there has been a Parent Material Adverse Effect following the date of this Agreement which is uncured for at least 20 days after written notice of such Parent Material Adverse Effect is provided by the Company to Parent;

(g) by written notice by Parent to the Company if there has been a Company Material Adverse Effect following the date of this Agreement which is uncured for at least 20 days after written notice of such Company Material Adverse Effect is provided by Parent to the Company;

(h) by written notice of either the Company or Parent to the other Party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(h) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority; or

(i) by the Company or Parent by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before October 31, 2024 (the “Outside Date”);

provided, however, that the Parties may mutually agree in writing to extend the Outside Date by 30 days on a one-time basis; provided further, however, that the right to terminate this Agreement under this Section 10.1(i) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement, where such material breach has resulted in, or has materially contributed to, the failure of the Merger to be consummated on or before the Outside Date.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Parent or Merger Sub, as the case may be, for any actual fraud or any willful and material breach of this Agreement occurring prior to such termination; provided, however, that this Section 10.2, ARTICLE XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that (a) Parent is a blank check company with the powers and privileges to effect a Business Combination and (b) the Company has read the Parent SEC Filings, Parent’s Governing Documents and the Trust Agreement. The Company further acknowledges that, as described in the Parent SEC Filings, substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities (less amounts released pursuant to Parent Stockholder Redemptions), and substantially all of those proceeds have been deposited in the trust account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Parent that the Trust Agreement provides that cash in the Trust Account may be disbursed only in limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by May 2, 2024, or such later date as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind the Company has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement, other than for the release of the cash remaining in the Trust Account upon the consummation of the Merger; provided, however, that (i) nothing herein shall serve to limit or prohibit the Company right to pursue a claim against Parent for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account in accordance with the terms of this Agreement and the Trust Agreement), and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Parent or Merger Sub, to:

AltEnergy Acquisition Corp.

600 Lexington Avenue, 9th Floor

New York, NY 10022

Attention: Russell Stidolph

Email: rstidolph@altenergyllc.com

with a copy to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, NY 10022

Attention: Jack Levy

Walter Rahmey

Email: jlevy@morrisoncohen.com

wrahmey@morrisoncohen.com

If to the Company or the Surviving Company, to:

Car Tech, LLC

600 Car Tech Dr.

Opelika, AL 26801

Attention: Jonghoon Ha

Email: jhha@shym.co.kr

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

1400 Wewatta St #400

Denver, CO 80202

Attention: Anthony Epps

Dan Miller

Email: epps.anthony@dorsey.com

miller.dan@dorsey.com

or to such other address or addresses as the Parties may from time to time designate in writing in accordance with this Section 11.2.

Section 11.3 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any such purported assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

Section 11.4 Rights of Third Parties. Except as expressly provided in Section 7.8, no provision of this Agreement is intended or shall be construed to confer upon any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.5 Transaction Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own Transaction Expenses; provided, however, that if the Closing shall occur, Parent shall pay or cause to be paid the Company Transaction Expenses and the Parent Transaction Expenses, in each case in accordance with Section 2.3(c).

Section 11.6 Governing Law. This Agreement will be governed by and interpreted in accordance with the Laws of the State of Delaware, in each case without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.7 Headings; Counterparts; Electronic Signature. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.8 Company Disclosure Letter. The Company Disclosure Letter referenced herein constitutes a part of this Agreement as if fully set forth herein. Any disclosure made by the Company in the Company Disclosure Letter referencing any Section of this Agreement, or Section of the Company Disclosure Letter, shall be deemed to be a disclosure with respect to such other applicable Sections of this Agreement, or Sections of the Company Disclosure Letter, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other Section of this Agreement or Section of the Company Disclosure Letter. Certain information set forth in the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Company Disclosure Letter shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or, unless specifically provided by this Agreement, that such information is otherwise material to or outside the ordinary course of the business of the Company. The information contained in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed in and of itself to be an admission by any Party to any third party of any matter whatsoever, including any violation of law or breach of contract. The Company Disclosure Letter may expressly provide exceptions to a particular Section of ARTICLE IV, notwithstanding that the Section does not state “except as set forth on Section ‘__’ of the Company Disclosure Letter” or words of similar effect.

Section 11.9 Entire Agreement. This Agreement and the Ancillary Agreements collectively constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, whether oral or otherwise, relating to the transactions contemplated hereby exist between the Parties, except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.10 Amendments. This Agreement may be amended or modified, in whole or in part, only by a written agreement duly authorized and executed by Parent, the Company and Merger Sub.

Section 11.11 Waiver.

(a) The Company may, at any time prior to the Closing, by action taken by its Board or its officers thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of Parent or Merger Sub under this Agreement, (ii) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained in this Agreement or (iii) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained in this Agreement; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Company.

(b) Parent may, at any time prior to the Closing, by action taken by its Board or its officers thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the Company under this Agreement, (ii) waive any inaccuracies in the representations and warranties of the Company contained in this Agreement or (iii) waive compliance by the Company with any of the agreements or conditions contained in this Agreement; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Parent.

Section 11.12 Publicity.

(a) Prior to the Closing, all press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior written consent of Parent and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing restriction shall not apply to the extent the press release or public communication is required by any Governmental Authority or applicable Laws or stock exchange rule or regulations; provided further, that in the event of any such mandatory press release or public communication, the Party making the press release or public communication shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon, and as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter) issue, a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement, assuming that the Signing Filing is provided to the Company for its review on the date of the execution of this Agreement).

(c) The Parties shall mutually agree upon and issue a press release upon the Closing announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release, a description of the Closing and any other information as required by Federal Securities Laws.

(d) In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is held invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties shall take any actions necessary to render the remaining provisions of this

Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement or any of the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to specific enforcement of the terms and provisions of this Agreement and the Ancillary Agreements, in addition to any other remedy to which any Party is entitled at law or in equity. If any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a) Except as otherwise contemplated by ARTICLE XI, or in the case of claims against a Person in respect of such Person’s actual fraud:

(i) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties; and

(ii) except with respect to a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, or Representative or Affiliate of the Company, Parent or Merger Sub, and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

(b) Notwithstanding any provision of this Agreement to the contrary:

(i) in no event shall the Company or any of their respective Affiliates or Representatives (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any PIPE Investor in connection with this Agreement, or (B) prior to the Closing, seek to enforce the commitments against, make any claims for breach of any PIPE Subscription Agreement against, or seek to recover monetary damages from, or otherwise sue, any PIPE Investor for the PIPE Commitments in connection with this Agreement or the obligations of the PIPE Investors for the PIPE Commitments under the applicable PIPE Subscription Agreement; it being agreed that the foregoing clauses (A) and (B) shall include the agreement not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any PIPE Investor; and

(ii) the Company on behalf of themselves and their respective Affiliates and Representatives hereby (A) acknowledges that no PIPE Investor shall have any liability to the Company under this Agreement or for any claim made by the Company based on, in respect of, or by reason of the transactions contemplated hereby, including any dispute relating to, or arising from, the PIPE Commitments, (B) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Company may have against any PIPE Investor relating to this Agreement, the PIPE Commitments or the transactions contemplated hereby.

(iii) Nothing in this Section 11.16(b) shall in any way limit or qualify the rights and obligations of the PIPE Investors for the applicable PIPE Commitments and the other parties to the PIPE Commitments (or the definitive documents related thereto) to each other thereunder or in connection therewith. Without limiting the foregoing, no PIPE Investor shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to the transactions contemplated by this Agreement.

Section 11.17 Non-Survival. Except as otherwise contemplated by Section 10.2, or in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements, shall survive the Closing and rather shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for any such covenants, obligations or agreements that expressly apply in whole or in part after the Closing.

Section 11.18 Conflicts and Privilege.

(a) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the holders of equity securities of Parent or the Sponsor, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Parent Group”), on the one hand, and (ii) the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Morrison Cohen LLP (“Morrison Cohen”), that represented Parent or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Parent Group in such dispute, even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company or the Sponsor. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor or any other member of the Parent Group, on the one hand, and Morrison Cohen, on the other hand (the “Morrison Cohen Privileged Communications”), the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company; provided, however, that any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Morrison Cohen Privileged Communications, whether located in the records or email server of Parent, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the Parent Group after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Morrison Cohen Privileged Communications, by virtue of the Merger. Notwithstanding the foregoing, if a dispute arises after the Closing between or among the Surviving Company or any of its Subsidiaries or its or their respective directors, members, partners, officers, employees or Affiliates (other than the Parent Group), on the one hand, and a third party other than (and unaffiliated with) the Parent Group, on the other hand, then the Surviving Company or any member of the Company Group may assert the attorney-client privilege to prevent disclosure to such third party of Morrison Cohen Privileged Communications.

(b) Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the holders of equity securities of the Company, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (ii) the Surviving Company or any member of the Parent Group, on the other hand, any legal counsel, including Dorsey & Whitney LLP (“Dorsey”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Parent or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company or any member of the Company Group, on the one hand, and Dorsey, on the other hand (the “Dorsey Privileged Communications”), the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company; provided, however, that any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Dorsey Privileged Communications, whether located in the records or email server of Parent, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Dorsey Privileged Communications, by virtue of the Merger.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ALTENERGY ACQUISITION CORP.

By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Chief Executive Officer

CAR TECH MERGER SUB, LLC

By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Authorized Signatory

CAR TECH, LLC

By:	/s/ Jonghoon Ha
Name:	Jonghoon Ha
Title:	Executive Director

[Agreement and Plan of Merger]